                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          York International Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          York International Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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Notes:

          [LETTERHEAD OF YORK INTERNATIONAL CORPORATION APPEARS HERE]

                        NOTICE OF 1997 ANNUAL MEETING

                                PROXY STATEMENT

             ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS


TO THE STOCKHOLDERS

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of York International Corporation (the "Company"). It will be held at the Yorktowne Hotel, York, Pennsylvania on Thursday, May 1, 1997 at 10:00 a.m., EDT, to consider and act on the following matters:

     1. Election of a Board of Directors to hold office for one year.

     2. Approval of the Amended and Restated 1992 Omnibus Stock Plan.

     3. Ratification of the appointment of KPMG Peat Marwick LLP as independent accountants.

     4. The transaction of any other business properly brought before the meeting.

     Stockholders of record at the close of business on March 12, 1997 will be entitled to notice of and to vote at the meeting.

     If you cannot attend the meeting, PLEASE TAKE THE TIME TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE WE HAVE PROVIDED. A majority of the outstanding shares of Common Stock must be represented at the meeting in order to transact business, and regardless of the number of shares you own, your proxy is important in fulfilling this requirement. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATIONS. If you choose to attend the meeting, you may vote in person, even if you have previously sent us your proxy.

By Order of the Board of Directors



JANE G. DAVIS
Vice President, Secretary and
General Counsel


March 25, 1997

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by York International Corporation (the "Company") of proxies to be voted at the 1997 Annual Meeting of Stockholders to be held on May 1, 1997 at 10:00 a.m., EDT, at the Yorktowne Hotel, York, Pennsylvania, and at any adjournment or postponement thereof. The expense of preparing, printing and mailing this proxy statement and the proxy materials will be borne by the Company. The Company has engaged Chase Mellon Shareholder Services, L.L.C. to assist in the solicitation of proxies from stockholders for a fee of up to $4,500 plus reimbursement of its out-of-pocket expenses. In addition to solicitations by mail, regular employees of the Company without additional compensation, as well as employees of Chase Mellon Shareholder Services, L.L.C., may solicit proxies in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for the costs of sending this proxy statement and the proxy materials to their principals.

     Any proxy may be revoked by a stockholder at any time prior to its use by
(i) executing another proxy at a later date, (ii) delivering a written notice to any of the persons named in the proxy, or (iii) voting in person at the 1997 Annual Meeting.

     Holders of record of outstanding common stock of the Company, $.005 par value per share ("Common Stock"), at the close of business on March 12, 1997 (the "Record Date") are entitled to notice of and to vote at the 1997 Annual Meeting. Each share of Common Stock is entitled to one vote. There is no provision for cumulative voting. Shares represented by any proxy properly executed and received by the Company will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors. See "Vote Required to Approve Matters" for a description of quorum and voting requirements and the effect of abstentions and "broker non-votes" on such requirements. On March 12, 1997, the Company had 43,475,318 shares of Common Stock outstanding and entitled to vote at the meeting (45,769,399 shares if adjusted to include all stock options exercisable within sixty days after March 12, 1997).

     The principal executive offices of the Company are located at 631 South Richland Avenue, York, Pennsylvania 17403. The approximate date on which this proxy statement and enclosed form of proxy will be mailed to stockholders is March 25, 1997.


                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of Directors to be elected at eight. All Directors now in office are standing for re-election. Proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

     Unless contrary instructions are given in a proxy, the persons named as proxy voters will vote in favor of the nominees listed below to serve for the coming year and until their successors are elected and qualified.

     The Company has no reason to believe that any nominee will be unable to serve as a Director. However, if any nominee should become unable to serve, the shares represented by a proxy will be voted for a substitute nominee designated by the Board of

Directors. In nominating candidates for the Board of Directors, the Directors take into account certain considerations. The first is that the Board of Directors should be composed of a majority of independent Directors. The second is that nominees should bring to the Board experience in a field relevant to the Company's operations, such as manufacturing, marketing, technology or finance. The third is that candidates of different ages, races and genders should be considered in order to provide the Company with the benefits of diversity. Should a Board vacancy occur, the Board will take every reasonable step to ensure that candidates meeting the above criteria are in the pool from which nominees are chosen.

      Name and Age                              Other Positions with the Company        Director
     on Record Date                             or Nominee's Principal Occupation        Since
     --------------                             ---------------------------------        -----

Robert N. Pokelwaldt (60)..................  Chairman of the Board of Directors,          1991
                                             President and Chief Executive Officer

Malcolm W. Gambill (66)....................  Retired Chairman of the Board and Chief      1993
                                             Executive Officer of Harsco Corporation

Robert F. B. Logan (64)....................  Retired Chairman of the Board and Chief      1988
                                             Executive Officer of Banc One Arizona
                                             Corporation and Senior Executive of
                                             Banc One Corporation's Western
                                             Region

Gerald C. McDonough (68)...................  Private Business Consultant                  1988

Donald M. Roberts (61).....................  Retired Vice Chairman and Treasurer of       1988
                                             United States Trust Company of New York
                                             and U.S. Trust Corporation

James A. Urry (43).........................  Vice President of Citicorp Venture           1992
                                             Capital Ltd.

John E. Welsh, III (46)....................  Vice Chairman of Mobile                      1990
                                             Telecommunications Technologies
                                             Corporation

Walter B. Wriston (77).....................  Private Business Consultant                  1992

     Mr. Pokelwaldt has been Chairman of the Board of Directors since January 1993 and President, Chief Executive Officer and Director of the Company since June 1991. Prior thereto he was President and Chief Operating Officer from January 1990 to June 1991, Vice President of the Company and President of Applied Systems Worldwide from September 1988 to January 1990 and Chairman and Chief Executive Officer of Frick Company from June 1983 to September 1988. Mr. Pokelwaldt is a Director of Mohawk Industries, Inc.

     Mr. Gambill was Chairman of the Board of Harsco Corporation from 1991 until he retired in 1994. Mr. Gambill was Harsco's Chief Executive Officer from 1987 to 1993 and its President from 1987 to 1991.

     Mr. Logan was Chairman of the Board and Chief Executive Officer of Banc One Arizona Corporation and Bank One Arizona, N.A. and Senior Executive of Banc One Corporation's Western Region from April 1995 until his retirement on March 31, 1996. From April 1993 until April 1995, Mr. Logan was a private business consultant. Prior thereto he was with Valley National Bank, as President and Chief Operating Officer from January 1990 until April 1993 and as Senior Executive Vice President from May 1989 to January 1990. Mr. Logan was President and Chief Operating Officer of Alexander Hamilton Life Insurance Company of North America from October 1988 to April 1989, an independent financial advisor from October 1986 to October 1988, and Group Chief Executive and Deputy Chairman of Samuel Montagu & Co. (Holdings) Limited from March 1985 to July 1986.

     Mr. McDonough has been a private business consultant since 1988. Prior thereto he was Chairman and Chief Executive Officer of Leaseway Holdings, Inc. from 1987 to July 1988 and Chairman and Chief Executive Officer of Leaseway Transportation Corp. from 1982 to 1987. Mr. McDonough is a Director of Brush-Wellman Corporation, Commercial Intertech Corporation, Associated Estates Realty Corporation, and CUNO, Inc. and is a Trustee of The Fidelity Funds.

     Mr. Roberts was Vice Chairman and Treasurer of the United States Trust Company of New York and its parent, U.S. Trust Corporation from February 1990 until his retirement in September 1995. Prior thereto Mr. Roberts was Executive Vice President and Treasurer of both companies from January 1989 to February 1990 and Executive Vice President of both companies from November 1979 to January 1989. Mr. Roberts is a Director of Burlington Resources, Inc.

     Mr. Urry has been a Vice President of Citicorp Venture Capital Ltd. since 1989 and has been Vice President of Citibank, N.A. since 1986. He is a Director of CORT Business Services Corporation, AmeriSource Health Corporation, Hancor Holdings, CLARK Material Handling Corporation, IKS Corporation, Palomar Products, Inc. and Recreation Vehicle Products Company.

     Mr. Welsh has been Vice Chairman of Mobile Telecommunications Technologies Corporation since May 1995 and its Managing Director since 1992. From 1990 to 1992, Mr. Welsh was a Managing Director of Prudential-Bache Interfunding Inc. Prior thereto he was a Managing Director of Prudential-Bache Securities, Inc. from 1985 to 1990 and Co-Head of its Mergers and Acquisitions Department from 1988 to 1990. Mr. Welsh is a Director of Mobile Telecommunications Technologies Corporation.

     Mr. Wriston has been a private business consultant since he retired as the Chairman and Chief Executive Officer of Citicorp in 1984. Mr. Wriston is a Director of Tandem Computers Incorporated, ICOS Corporation, Cygnus, Inc., United Meridian Corporation, and Vion Pharmaceuticals, Inc.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Audit and Finance Committee, a Compensation Committee and no standing Nominating Committee. Set forth below is a description of the functions of the Company's committees and the members of the Board of Directors who serve on these committees.

     Audit and Finance Committee. The Audit and Finance Committee, which is composed exclusively of outside Directors, recommends to the Board of Directors the independent auditors, reviews the proposed scope of the audit and the auditors' reports and approves the audit fees to be paid. The Committee also reviews with the independent auditors and with the Company's financial and accounting officers the adequacy and effectiveness of the Company's internal auditing and accounting procedures and its financial controls. The Committee is also responsible for monitoring compliance with the Company's ethics policies and applicable laws and regulations. The members of the Audit and Finance Committee are Messrs. McDonough, Roberts and Welsh. The Audit and Finance Committee held two meetings in 1996.

     Compensation Committee. The Compensation Committee, which is composed exclusively of outside Directors, recommends to the Board of Directors the salaries of all corporate officers of the Company, all division and subsidiary presidents and general managers and certain other highly compensated employees. It also determines, subject to further approval of the Board of Directors, the fees for Directors and supervises the administration of all benefit plans and other matters affecting executive compensation. The members of the Compensation Committee are Messrs. Wriston, Gambill, Logan, and Urry. The Compensation Committee held three meetings in 1996.


DIRECTOR COMPENSATION

     The Company pays Directors who are not employees of the Company an annual retainer of $24,000, a fee of $1,000 for attendance at each regular and special meeting of the Board or any Committee and, for Committee chairmen, an annual retainer of $2,500. Directors are reimbursed for expenses incurred in attending Board of Directors and Committee meetings. Directors who are not employees of the Company do not participate in any pension or health and welfare plans of the Company.

     Directors who are not employees of the Company may elect to defer 100% of their annual retainer and meeting fees pursuant to the Company's deferred compensation plan. Amounts deferred are credited to a reserve fund and are invested in one of several investment options selected by the Director. The investment options available are those in which employees may invest funds under the York International Investment Plan, together with an option to invest in Common Stock of the Company at fair market value. Dividends payable upon such Common Stock are reinvested in Common Stock of the Company. Upon termination of the Director's services with the Company, the amounts allocated to each Director in the reserve fund will be paid to the Director in a lump sum or installments, with investments in Common Stock of the Company distributed as stock.

     On May 2, 1996 each of the non-employee Directors received an option to purchase 2,000 shares of the Company's Common Stock pursuant to the Company's Amended and Restated 1992 Omnibus Stock Plan. Each person who serves as a Director (and is not an employee of the Company) as of the annual meeting of stockholders or who becomes a Director within six months after such meeting is entitled under such plan to an option to purchase 2,000 shares of Common Stock exercisable at a price equal to the fair market value of the stock on the date of grant. The options are not exercisable immediately and become exercisable to the extent of 25% of the underlying shares on each of the next four anniversaries of the date of grant, subject to acceleration in the event of certain changes in control of the Company. The options have a ten-year term but expire sooner if the holder ceases to be a Director.

     Directors and members of Committees of the Board of Directors who are employees of the Company are not compensated for their service as Directors. Mr. Pokelwaldt is the only Director who is an employee of the Company.

     The Board of Directors held eight meetings in 1996. Each of the Directors attended at least 75% of the aggregate of the meetings of the Board and of the Committee on which he served.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     Relationship of Compensation to Performance

     The Compensation Committee believes that the compensation of the Company's officers should provide a strong incentive to achieve the Company's performance objectives. The objectives, which are established by the Board of Directors in tandem with management, are intended to maximize corporate and divisional performance and, ultimately, deliver strong value to the stockholders. Consequently, in addition to salary, a significant portion of cash compensation is in the form of an annual bonus, which is paid only if certain financial objectives are met and which can be larger if such financial objectives are exceeded. The more senior an officer, the more his or her total compensation depends on the bonus payment. The Company's Incentive Compensation Plan also contains a Mid-Term Program that provides for the grant of Performance Units to be earned over a longer measurement period based on the Company's cumulative earnings per share and total return to stockholders. In addition, the Compensation Committee grants stock options or may grant restricted stock, designed to provide long-term incentives to key employees and tie their interests directly to those of the Company's stockholders.

     Salaries

     The Compensation Committee sets the base salary of the Chief Executive Officer and of each of the other officers based on a number of factors, including level of responsibility, tenure with the Company, financial performance of the Company, prior individual performance, and comparable salaries for officers at other large industrial corporations. The Committee believes that base salary levels should be competitive with the base salaries (excluding bonuses) of companies in comparable industries and that the opportunity to increase compensation above base salaries should be directly related to the achievement of objective financial performance targets. The companies considered by the Committee include a larger number and broader range of companies than are included in the S & P Electrical Equipment Index, shown in the Stock Performance Graph below, reflecting the Committee's view that the employment market for the Company's officers includes a broader range of companies than that within which the Company should be compared for financial performance purposes. The services of a prominent executive compensation consulting firm are used in determining market practice for all forms of executive compensation.

     Performance-Based Bonuses

     Annual Cash Program - The Company pays annual cash bonuses under the Annual Cash Program of its Incentive Compensation Plan. Each year, the Company establishes financial objectives for its various business units for the succeeding year which are, in turn, used to establish overall targets for the financial performance of the Company. For 1996, the financial objectives selected were earnings before interest and taxes ("EBIT") with a capital charge for net capital employed and goodwill for the operating divisions and earnings per share ("EPS") for the Company. The financial objectives are presented to the Compensation Committee, which approves threshold, expected and overachievement targets based on these objectives. Each of the Company's management employees, including its executive officers, is eligible each year to earn a performance bonus equal to a percentage of base salary. The applicable percentage depends on the employee's level of responsibility and on the extent to which targets are achieved (i.e., the more senior the employee and the greater the level of performance of the area for which he or she is responsible, the higher the applicable percentage used to calculate his or her bonus).

     Bonuses for each individual are primarily based upon the performance of that individual's business unit. In the case of those individuals with responsibility at the corporate level, such as the Chief Executive Officer and other corporate officers, bonuses are based on overall Company performance. A portion of the bonus of high level individuals in the business units is also based on overall Company performance. Bonus awards to the executive officers listed in the Summary Compensation Table are disclosed in that table.

     Mid-Term Program - The Mid-Term Program of the Incentive Compensation Plan is intended to cover successive Measurement Periods. The objectives for the Measurement Period are approved by the Compensation Committee, which also approves the number of Performance Units granted, based on market competitive data and job responsibilities. At the end of the Measurement Period, the number of Performance Units earned, if any, is based on the extent to which the established objectives have been met. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's Common Stock during the 120 consecutive trading days ending on the last day of the Measurement Period.

     In March 1996 and February 1997, the Compensation Committee approved Mid-Term Performance Objectives for the three-year periods from 1996 through 1998 and 1997 through 1999, respectively, based on cumulative earnings per share and total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index and granted Performance Units that can be earned based on the achievement of these Mid-Term Objectives.

     Stock Awards

     In order to align the interests of management more closely with the long term interests of the Company's stockholders, the Compensation Committee also issues stock options and may issue restricted stock, pursuant to the Company's 1989 Employee Stock Option Plan and the Amended and Restated 1992 Omnibus Stock Plan. The Committee grants options to individual employees based on its evaluation of a number of factors, including level of base salary, level of responsibility, expected level of contribution to the Company, prior individual performance and prior stock option and restricted stock grants. The largest grants are awarded to the most senior employees, who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. However, the Committee also awards options to individuals at all levels of the organization in order to focus employee attention on the performance of the Company's stock. Options under the plan may be either incentive stock options or non-qualified stock options at the discretion of the Compensation Committee. In 1996, the Committee granted stock options exercisable at fair market value to certain key employees, including the Company's officers. Stock option awards to the executive officers named in the Summary Compensation Table are disclosed in that table. The Company has never repriced any stock options. In 1996, the Compensation Committee did not grant any restricted stock awards to executive officers named in the Summary Compensation Table.

     In August 1994, in order to more effectively retain certain key employees, the Compensation Committee awarded shares of restricted stock to them, including to the executive officers listed in the Summary Compensation Table. Forty percent of these shares vested in 1996. Unless vesting is accelerated in certain unusual events such as death, disability, or termination of employment as a result of certain changes in control, 20% of the shares will vest in each of the three years thereafter. Under certain circumstances, the vesting of shares issued to certain highly-compensated officers will be delayed until such time as the Company's deduction of compensation expense associated with such vesting would not be limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (see below). If an award recipient is terminated for cause, voluntarily terminates his or her employment with the Company, or breaches certain obligations of confidentiality, he or she will forfeit any unvested shares.

     Compensation of Chief Executive Officer

     Mr. Pokelwaldt's compensation, including base salary, bonus award and stock option award, was determined by the Compensation Committee in accordance with the criteria described above in the "Relationship of Compensation to Performance," "Salaries," "Performance-Based Bonuses" and "Stock Awards" sections of this report.

     Mr. Pokelwaldt received an increase in his base compensation to $632,000 per annum effective March 1, 1996, which reflects the Compensation Committee's assessment of his performance during the prior year. In 1995, the Company reported sales of almost $3 billion, an increase of 21% over 1994, and reported record operating income of $235.5 million, an increase of 27.3% over the prior year. During 1995, two significant acquisitions were completed: Evcon Industries, which increased the Company's residential products business in the United States, and Gram Refrigeration of Denmark, which increased the Company's worldwide presence in industrial refrigeration. Other strategic acquisitions and joint ventures were concluded which expanded the Company's global opportunities in Thailand, South Africa and the Peoples' Republic of China. The Committee also wanted to align Mr. Pokelwaldt's salary with that of chief executive officers in comparable companies.

     In 1996, Mr. Pokelwaldt's bonus was based on EPS for the Company. He received a bonus of $543,090 for the year, representing 85.9% of his 1996 base salary. This reflects the level of achievement by the Company of its 1995 EPS target. In 1996, Mr. Pokelwaldt also received a grant of 9,269 Performance Units under the Mid-Term Program of the Company's Incentive Compensation Plan. Achievement of the targets on which the earning of these units will be based, cumulative EPS and the Company's total return to stockholders compared to a
published index, will be measured at the end of 1998.   Mr. Pokelwaldt was also
awarded options to purchase 40,000 shares of the Company's Common Stock (on terms described above under "Stock Awards") at the market price on the date of grant, reflecting the view of the Compensation Committee and the Board of Directors of Mr. Pokelwaldt's expected substantial contribution to the future progress and growth of the Company's business.

   Additional details of Mr. Pokelwaldt's compensation over the past three fiscal years are disclosed in the Summary Compensation Table and in other sections of this "Executive Compensation" section.

   In making its compensation decisions, the Committee considers the effect of
Section 162(m) of the Code, which limits to $1,000,000 the allowable federal income tax deduction for compensation paid to the Company's Chief Executive Officer and next four most highly compensated officers. The limit on deductibility does not apply to performance-based compensation paid pursuant to a plan approved by the stockholders. The Company expects that expense associated with stock option awards made under the Company's Amended and Restated 1992 Omnibus Stock Option Plan will not be limited by Section 162(m) since the Company obtained stockholder approval of this Plan in 1995. The expense associated with restricted share awards that are not performance-based may be limited under Section 162(m) and, if that should be the case, the Committee may defer the vesting of such awards until such time as the associated expense is fully deductible. In 1996, the Company obtained stockholder approval of its Incentive Compensation Plan and does not anticipate that the expense associated with this Plan will be limited by Section 162(m).

     In the opinion of the Committee, the Company's performance-based cash compensation system, together with the grant of fair market value options and, in limited circumstances, restricted stock awards, provides all management employees, including executive officers, with an incentive to achieve objective financial targets designed to increase stockholder value.

     The foregoing report is hereby submitted by the members of the Compensation Committee.

     Walter B. Wriston, Chairman
     Malcolm W. Gambill
     Robert F. B. Logan
     James A. Urry

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning cash compensation paid by the Company to the Chief Executive Officer and each of the next four most highly compensated officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the three fiscal years ended December 31, 1996.

                                                                      Long Term
                                                                 Compensation Awards
                                                               ------------------------
                                               Annual                      Securities
                                           Compensation (1)(2) Restricted  Underlying
                                         ---------------------
                                                                  Stock      Options      All Other
          Name                       Year   Salary     Bonus    Award (3)  Granted (4) Compensation (5)
          ----                       ----  ---------  -------- ----------- ----------- ----------------
Robert N. Pokelwaldt................ 1996   $618,333  $543,090          0      40,000       10,159
   Chairman of the Board, President  1995    541,667   666,731          0      25,000        2,952
   and Chief Executive Officer       1994    490,000   926,656    974,975      28,400        5,181

Peter C. Spellar.................... 1996    245,000   234,342          0      12,000        2,324
   Vice President and President of   1995    191,911   218,643          0      10,000        1,957
   Applied Systems Group             1994    179,562   257,016    545,986       4,800          741

Dean T. DuCray...................... 1996    247,500   193,944          0      10,000        3,278
   Vice President and                1995    232,283   256,389          0       9,400        2,057
   Chief Financial Officer           1994    216,483   364,787    584,985       9,400        2,816

Thomas D. Washburne, Jr............. 1996    237,500   151,725          0      10,000        1,658
   Vice President and President of   1995    222,600   270,407          0      12,000        1,729
   International Business Group      1994    207,500   344,709    584,985      10,000        1,518

Joseph D. Smith..................... 1996    189,167   191,286          0       9,000        1,882
   Vice President and President of   1995    173,334   134,292          0       6,000        1,840
   Airside Products Group            1994    110,000   143,682    662,983       3,000          157

___________
(1) No compensation that would be categorized as "Other Annual Compensation" was paid to officers in any of the years presented.

(2) Includes amounts deferred at the election of the officer pursuant to the York International Investment Plan, a plan established under Section 401(k) of the Code and the York International Corporation Executive Deferred Compensation Plan, a non-qualified deferred compensation plan.

(3) Comprises the dollar value of the 1994 award of restricted stock, calculated by multiplying the closing price (net of the per share purchase price paid by the officers) of the Common Stock on the date of grant by the number of shares awarded. The shares vested 40% on the second anniversary of the grant and will vest 20% on each of the three subsequent anniversaries. The number of shares represented by the awards listed in the table are as follows: Mr. Pokelwaldt -- 25,000 shares; Mr. Spellar -- 14,000 shares; Mr. DuCray -- 15,000 shares; Mr. Washburne -- 15,000 shares; and Mr. Smith --17,000 shares. The vesting of restricted shares granted in 1994 could be delayed if the deductibility of the related compensation expense would be limited by Section 162(m) of the Code. See "Executive Compensation --Report of the Compensation Committee." Any dividends payable with respect to Common Stock will be paid with respect to the restricted stock. Unvested shares are subject to repurchase by the Company under certain circumstances at the nominal purchase price per share. The restricted stock holdings of the officers and the value of such holdings as of December 31, 1996, based upon the 1996 year-end closing price (net of the purchase price paid by the officer) are as follows: Mr. Pokelwaldt -- 15,000 shares ($838,110), Mr. Spellar 8,400 shares ($469,342), Mr. DuCray
     -- 9,000 shares ($502,866), Mr. Washburne -- 9,000 shares ($502,866), Mr.
     Smith -- 10,200 shares ($569,915).

(4) Excludes options to purchase Common Stock at 85% of fair market value through automatic payroll deductions acquired in December 1996 under the 1992 Employee Stock Purchase Plan ("Purchase Plan"), in which Messrs. Pokelwaldt, Spellar, DuCray, Washburne, and Smith each elected to participate, and pursuant to which Mr. Spellar acquired 467 shares, Mr. Smith acquired 437 shares and Messrs. Pokelwaldt, DuCray and Washburne each acquired 531 shares of Common Stock.

(5) Comprises matching contributions by the Company under the York International Investment Plan, and for Mr. Pokelwaldt and Mr. Smith under the York International Deferred Compensation Plan, and term life insurance premiums for the named individuals for policies with a face amount equal to the individual's base salary, as follows:

                                                  Investment Plan  Insurance
                                                   Contributions    Premium
                                                  ---------------  ---------
     R. N. Pokelwaldt........................         $2,177        $7,982
     P. C. Spellar...........................          1,200         1,124
     D. T. DuCray............................          1,500         1,778
     T. D. Washburne, Jr.....................          1,275           383
     J. D. Smith.............................          1,598           284

OPTION GRANTS


     The following table shows, as to each person named, the options to purchase Common Stock granted by the Company in 1996 under the Amended and Restated 1992 Omnibus Stock Plan. The grants do not include options to purchase Company stock through automatic payroll deductions under the Purchase Plan (see note (4) to the Summary Compensation Table above).


                             OPTION GRANTS IN 1996

                                     Individual Grants
                       ----------------------------------------------
                                       % of
                       Number of      Total
                       Securities    Options                          Potential Realizable Value at
                       Underlying    Granted                          Assumed Annual Rates of Stock
                        Options       to All   Exercise               Price Appreciation for Option
                        Granted     Employees  Price Per  Expiration  Term (End of Year Value) (1)
                                                                      -----------------------------
        Name           (Shares) (2)  in 1996     Share       Date      0%      5% (3)     10% (3)
        ----           -----------   -------     -----       ----      --      ------     -------
R. N. Pokelwaldt.......    40,000      5.0%      $46.75     03/12/06   $0   $1,176,000  $2,980,400
P. C. Spellar..........    12,000       1.5       46.75     03/12/06    0      352,800     894,120
D. T. DuCray...........    10,000       1.3       46.75     03/12/06    0      294,000     745,100
T. D. Washburne, Jr....    10,000       1.3       46.75     03/12/06    0      294,000     745,100
J. D. Smith............     9,000       1.1       46.75     03/12/06    0      264,600     670,590

_____________
(1) Represent arbitrarily assumed rates of appreciation of the Common Stock price, mandated by the Securities and Exchange Commission's rules, compounded annually over the term of the option and are not intended to forecast possible future appreciation, if any, of the Common Stock. The market value of the Common Stock on the date of grant was $46.75; the value of the Common Stock at the end of the options' term based on a compounded 5% growth rate would be $76.15 per share, and based on a compounded 10% growth rate would be $121.26 per share.

(2) The options are non-qualified, non-transferable other than by will or the laws of descent and distribution, become exercisable in full one year from the date of grant and are exercisable for nine years thereafter, unless terminated sooner in the event of death, disability, retirement or termination of employment.

(3) No gain to the optionees is possible without an increase in stock price which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee.


OPTION EXERCISES AND 1996 YEAR-END OPTION VALUES


     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning 1996 year-end stock option values. None of these individuals exercised any options during 1996.


                        AGGREGATE YEAR-END OPTION VALUES

                                  Number of Securities        Value of Unexercised
                                 Underlying Unexercised       In-the-Money Options
                                Options at 1996 Year-End      at 1996 Year-End (1)
                               --------------------------  --------------------------
Name                           Exercisable/Unexercisable   Exercisable/Unexercisable
----                           --------------------------  --------------------------
R. N. Pokelwaldt..............      122,697/40,000            3'091,607/$365,000
P. C. Spellar.................       29,700/12,000              551,538/ 109,500
D. T. DuCray..................       36,150/10,000              686,356/  91,250
T. D. Washburne, Jr...........       58,640/10,000            1,209,410/  91,250
J. D. Smith...................         9,000/9,000              156,375/  82,125


___________
(1) Based upon an assumed fair market value of $55.875 per share, which was the closing price on the New York Stock Exchange of the Common Stock on December 31, 1996.


LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR


     The following table shows, as to each person named, the Performance Units granted by the Company in 1996 under the Mid-Term Program of the Incentive Compensation Plan. At the end of the three-year measurement period, the number of Performance Units earned, if any, will be based on the extent to which the established objectives of cumulative earnings per share and total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index have been met. If the threshold objective is not met, no Performance Units are earned. If the target objective is exceeded, additional Performance Units can be earned, up to the number of the original grant. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's Common Stock during the 120 consecutive trading days ending on the last day of the measurement period.

                                          Number of
                                        Shares, Units          Performance or
                                           or Other          Other Period Until
Name                                      Rights (#)        Maturation or Payout
----                                      ----------        --------------------
R. N. Pokelwaldt.....................       9,269                 12/31/98
P. C. Spellar........................       2,966                 12/31/98
D. T. DuCray.........................       3,168                 12/31/98
T. D. Washburne, Jr..................       3,034                 12/31/98
J. D. Smith..........................       1,573                 12/31/98


RETIREMENT PLANS


     The Company has a defined benefit retirement plan (the "Retirement Plan") covering the salaried employees who are not subject to collective bargaining agreements of certain of the Company's business units. The Retirement Plan covers each of the officers named in the Summary Compensation Table.


     The following table indicates the amount of annual retirement income which would be payable under the Retirement Plan (but for certain limitations imposed by the Code) at normal retirement age to participants in specified salary and bonus levels and years of credited service categories. For 1996 the Code limits to $150,000 the amount of earnings which may be taken into account to calculate benefits, and to $120,000 the benefits payable. The limits are adjusted annually for inflation.

     The compensation covered by the Retirement Plan consists of base salary and bonus paid in that year. The covered compensation (excluding the effect of Code limitations) and credited years of service, as of December 31, 1996, for each of the officers named in the Summary Compensation Table above were as follows: Mr. Pokelwaldt -- $741,451, 8 years; Mr. Spellar -- $315,347, 4 years; Mr. DuCray -- $405,283, 10 years; Mr. Washburne -- $395,263, 4 years; Mr. Smith --
$315,347,  3 years.

 Assumed Average Annual
  Earnings for Highest
    Five Consecutive
   Years in 10 Years       15 Years  20 Years  25 Years  30 Years  35 Years
  Preceding Retirement      Service   Service   Service   Service   Service
  --------------------      -------   -------   -------   -------   -------
        $150,000......     $ 36,000  $ 48,000  $ 60,000  $ 72,000  $ 75,750

         200,000......       48,000    64,000    80,000    96,000   101,000

         250,000......       60,000    80,000   100,000   120,000   126,250

         300,000......       72,000    96,000   120,000   144,000   151,500

         400,000......       96,000   128,000   160,000   192,000   202,000

         500,000......      120,000   160,000   200,000   240,000   252,500

         600,000......      144,000   192,000   240,000   288,000   303,000

         700,000......      168,000   224,000   280,000   336,000   353,600

     The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits. The benefits are calculated on a straight-life annuity basis assuming retirement at age 65.


     The Company has a defined benefit supplemental retirement plan (the "Supplemental Retirement Plan") covering certain key executive officers, including those named in the Summary Compensation Table other than Mr. Smith.

     The following table indicates the amount of annual retirement income which would be payable under the Supplemental Retirement Plan at normal retirement age to participants in specified salary and bonus levels and years of credited service categories.

     The Supplemental Retirement Plan provides a retirement benefit equal to up to 50% (based on a maximum of 20 years of credited service (no credit is given for service beyond 20 years) and final compensation) of the officer's highest average salary and bonus for three out of the last five years preceding retirement. The covered compensation and credited years of service under the Supplemental Retirement Plan based on 1996 salaries and bonuses as of December 31, 1996, would be approximately: Mr. Pokelwaldt -- $876,680, 18 years; Mr. Spellar -- $317,295, 18 years; Mr. DuCray -- $354,310, 10 years; and Mr. Washburne -- $338,448, 4 years.

      Assumed Average
    Annual Earnings for
  Highest Three Consecutive
    Years in 5 Years            15 Years  20 Years  25 Years  30 Years  35 Years
    Preceding Retirement         Service   Service   Service   Service   Service
    --------------------         -------   -------   -------   -------   -------
        $150,000............    $ 56,250  $ 75,000  $ 75,000  $ 75,000  $ 75,000
         200,000............      75,000   100,000   100,000   100,000   100,000
         250,000............      93,750   125,000   125,000   125,000   125,000
         300,000............     112,500   150,000   150,000   150,000   150,000
         400,000............     150,000   200,000   200,000   200,000   200,000
         500,000............     187,500   250,000   250,000   250,000   250,000
         600,000............     225,000   300,000   300,000   300,000   300,000
         700,000............     262,500   350,000   350,000   350,000   350,000

     The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits, benefits under the Retirement Plan and any other retirement benefits received. The benefits are calculated on a straight-life annuity basis assuming retirement at age 62.


     The Frick/Frigid Coil Pension Plan for Salaried Employees (the "Frick Plan"), in which Mr. Pokelwaldt participated from 1979 until his transfer to the Retirement Plan in 1988, is intended to provide Mr. Pokelwaldt with retirement benefits. Upon attaining age 65, Mr. Pokelwaldt is eligible to receive an annual retirement benefit of $8,900 under the Frick Plan. Mr. Spellar also participated in the Frick Plan. His participation was from 1979 until his transfer to the Retirement Plan in 1992. Upon attaining age 65, Mr. Spellar is eligible to receive an annual retirement benefit of $16,289 from the Frick Plan.

STOCK PERFORMANCE GRAPH


     The following chart compares the cumulative total return on the Company's Common Stock for the 5-year period from December 31, 1991 through December 31, 1996 to the cumulative total return for the same period of the Standard & Poor's 500 Stock Index, the Standard & Poor's Midcap 400 Index, the Industrial Component of the Standard & Poor's Midcap 400 Index, and the Standard & Poor's Electrical Equipment Index. The Company has in the past used the Standard & Poor's 500 Stock Index as one of the comparisons, but intends in the future to replace that index with the Standard & Poor's Midcap 400 Index since the Company is included in that index. The Company is also adding the Industrial Component of the Standard & Poor's Midcap 400 Index since that is the index against which the Company's total return to stockholders is measured for purposes of the Mid-Term Program of its Incentive Compensation Plan. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.


                 COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN

                  AMONG YORK INTERNATIONAL, THE S&P 500 INDEX

               THE S&P MIDCAP 400 INDEX, THE INDUSTRIAL COMPONENT

                          OF THE S&P MIDCAP 400 INDEX

                     AND THE S&P ELECTRICAL EQUIPMENT INDEX


           [FOLLOWING DATA IS GRAPHED IN THE PRINTED PROXY DOCUMENT]



                                  Dec-91   Dec-92    Dec-93      Dec-94     Dec-95     Dec-96
                                 --------------------------------------------------------------
YORK INTERNATIONAL (YRK)           100     125.78     136.69     143.60     184.05     220.34
S&P ELECTRICAL EQUIPMENT-500       100     109.50     132.12     133.60     187.57     257.60
S&P MIDCAP 400 INDEX               100     111.91     127.53     122.96     161.00     191.91
S&P 500 INDEX                      100     107.62     118.46     120.03     165.13     203.05
INDUSTRIAL COMPONENT
 OF THE S&P MIDCAP 400             100     110.41     126.89     125.22     158.03     183.35
                                 --------------------------------------------------------------

                           OWNERSHIP OF COMMON STOCK

                 OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information as of February 28, 1997 with respect to beneficial ownership of shares of the Company's Common Stock, assuming exercise of options exercisable within 60 days of such date, by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers as a group. Except as otherwise noted, the beneficial owners have sole voting and investment power as to all such shares.

                                                   Number of
                                                     Shares
                                                  Beneficially    Percentage of
Name of Beneficial Owner                            Owned (a)      Outstanding
------------------------                            ---------      -----------
Robert N. Pokelwaldt (b)......................        355,905           *
Malcolm W. Gambill (c)........................          7,568           *
Robert F. B. Logan (d)........................         75,308           *
Gerald C. McDonough (e).......................         68,300           *
Donald M. Roberts (f).........................         74,377           *
James A. Urry (g).............................          6,807           *
John E. Welsh, III (h)........................          5,400           *
Walter B. Wriston (i).........................         31,980           *
Peter C. Spellar (j)..........................        119,243           *
Dean T. DuCray (k)............................        209,427           *
Thomas D. Washburne, Jr. (l)..................        105,660           *
Joseph D. Smith (m)...........................         34,066           *
All directors and executive officers of the
  Company as a group (19 persons) (n).........      1,440,384        3.31%

___________

 * Represents less than 1.0% of the aggregate shares of Common Stock outstanding.

(a) Includes shares issuable upon exercise of options that are exercisable within 60 days.

(b)  Includes 162,697 shares issuable upon exercise of options.

(c) Includes 3,000 shares issuable upon exercise of options, and 2,568 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(d) Includes 200 shares owned by Mr. Logan's wife as to which he disclaims beneficial ownership, 3,000 shares issuable upon exercise of options, and 1,715 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(e)  Includes 3,000 shares issuable upon exercise of options.

(f) Includes 13,679 shares owned by Mr. Roberts' adult child and 13,678 shares owned by Mr. Roberts' wife on behalf of their two minor children as to which Mr. Roberts has no voting or investment power and as to which he disclaims beneficial ownership, 3,000 shares issuable upon exercise of options, and 984 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(g) Includes 3,000 shares issuable upon exercise of options, and 2,807 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(h)  Includes 3,000 shares issuable upon exercise of options.

(i)  Includes 3,000 shares issuable upon exercise of options.

(j) Includes 2,000 shares owned by Mr. Spellar's daughter and 30,000 shares held in trust for his children, as to which he disclaims any beneficial ownership, and 41,700 shares issuable upon exercise of options.

(k) Includes 1,000 shares held in trust for the children of Mr. DuCray and 46,150 shares issuable upon exercise of options.

(l)  Includes 68,640 shares issuable upon exercise of options.

(m)  Includes 18,000 shares issuable upon exercise of options.

(n)  Includes 548,540 shares issuable upon exercise of options.


                     OWNERSHIP OF OTHER BENEFICIAL OWNERS

                                      Voting                Dispositive         Total Amount   Percent
                                     Authority               Authority         of Beneficial      of
Name and Address                 Sole         Shared     Sole         Shared     Ownership      Class
----------------                 ----         ------     ----         ------     ---------      -----
Loomis, Sayles & Company,
   L.P.  (1)                   1,027,725       38,050          0    2,484,930    2,484,930       5.7%
One Financial Center
Boston, MA 02111
Brinson Partners, Inc.  (2)                        (3)                     (3)          (3)       (3)
209 South Lasalle                      0    2,345,447          0    2,345,447    2,345,447       5.4%
Chicago, IL 60604-1295
First Chicago NBD
   Corporation                 2,026,413       49,750  1,904,692      298,128    2,216,495       5.1%
One First National Plaza
Chicago, IL 60670  (4)

___________

(1) Based on Schedule 13G filed by Loomis, Sayles & Company, L.P. with the Securities and Exchange Commission on February 14, 1997. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

(2) Based on a Schedule 13G filed by Brinson Partners, Inc. ("BPI") with the Securities and Exchange Commission on February 12, 1997 on behalf of itself and on behalf of Brinson Trust Company, a wholly owned subsidiary of BPI, Brinson Holdings, Inc., parent of BPI, SBC Holding (USA), Inc., parent of Brinson Holdings, Inc., and Swiss Bank Corporation, parent of SBC Holding
     (USA), Inc.

(3) Schedule 13G filed by BPI indicates that each of BPI, Brinson Holdings, Inc., SBC Holding (USA), Inc. and Swiss Bank Corporation have the beneficial ownership indicated. The Schedule 13G indicates that Brinson Trust Company beneficially owns 444,000 shares, 1% of the class, as to which it has shared voting power and shared dispositive power. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

(4) Based on a Schedule 13G filed by First Chicago NBD Corporation with the Securities and Exchange Commission on February 4, 1997 which indicates that the shares reported were held in a fiduciary capacity by one or more subsidiaries of First Chicago NBD Corporation. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of Forms 3, 4 and 5 furnished to the Company with respect to its most recent fiscal year, the Company is not aware of any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the Company that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act, except that one transaction for Peter C. Spellar occurring on the last day of a calendar month was reported on the Form 4 for the following month.


                                 PROPOSAL TWO
           APPROVAL OF AMENDMENTS TO YORK INTERNATIONAL CORPORATION
                 AMENDED AND RESTATED 1992 OMNIBUS STOCK PLAN


INTRODUCTION

     The Board of Directors has approved and recommends that the stockholders approve the 1992 Omnibus Stock Plan, as proposed to be amended and restated (the "Omnibus Plan") to increase the number of shares which may be issued pursuant to awards granted under the Omnibus Plan.

     The Company provides options and, in more limited instances, restricted shares under the Omnibus Plan and under the 1989 Employee Stock Option Plan (the "1989 Plan") as an incentive to its executives and employees to promote the growth and profitability of the Company. Management views such awards as a means to attract and retain highly qualified executives and key employees upon whose judgment, skill and initiative the Company's success is largely dependent. The Company also grants stock options to employees below the executive and managerial levels in order to recognize their individual achievements and provide them with a stake in the Company's long-term results. An increase in the number of shares available for grants under the Omnibus Plan is required in order for the Company to continue its present compensation practices.

     Under the current Omnibus Plan a total of 3,000,000 shares are authorized and 258,986 shares remain available for grant. Under the 1989 Plan, options to purchase 130,430 shares remain available for grant. It is the intention of the Board of Directors to terminate the 1989 Plan (except with respect to 271,756 options still outstanding) upon approval of the amended Omnibus Plan and, therefore, not to grant the remaining 130,430 shares. As amended, the Omnibus Plan would provide for grants of options or restricted shares with respect to a total of 4,380,000 shares, which would permit the issuance of an additional 1,380,000 shares, including the130,430 shares which will not be issued under the 1989 Plan. In order to minimize dilution of the interest of existing stockholders, the Board of Directors has authorized a stock repurchase program pursuant to which shares repurchased may be used for issuance under the Omnibus Plan.

     The Board of Directors has also approved certain other changes to the Omnibus Plan which will permit participants to transfer stock options with the approval of the Board's Compensation Committee. This change is intended to help participants facilitate estate planning.

     The full text of the Omnibus Plan (as proposed to be amended) appears as Annex A to this Proxy Statement. The summary of the Omnibus Plan (as proposed to be amended) which appears below is qualified by reference to the full text of the Omnibus Plan.

TERM

     The Omnibus Plan terminates on August 20, 2002, unless sooner terminated by the Board of Directors. Termination of the Omnibus Plan will not affect grants made prior to termination, but no grants will be made after termination.


ADMINISTRATION; AMENDMENT

     The Omnibus Plan is administered by a committee of the Board of Directors (the "Compensation Committee") composed of two or more Directors who are (i) "non-employee directors," as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Rule 16b-3") and (ii) "outside directors," as defined in Section 162(m) of the Code. Subject to the terms of the Omnibus Plan, and to such approvals and other authority as the Board of Directors may reserve to itself from time to time, the Compensation Committee has the authority to (i) select employees to participate in the Omnibus Plan, (ii) determine the terms, conditions (including the exercise prices and terms of any options) and restrictions, if any, subject to which grants are made, (iii) modify, extend or renew outstanding grants, accept the surrender of outstanding grants and substitute new grants, (iv) construe and interpret the Omnibus Plan, and (v) adopt, amend, or rescind such rules and regulations, and make such other determinations for carrying out the Omnibus Plan as the Compensation Committee deems necessary or appropriate. The Compensation Committee has no authority to administer, modify or interpret provisions relating to the grant of options to Directors, as described below.

     The Board of Directors, without further approval of the stockholders, may amend the Omnibus Plan, except that approval of the stockholders will be obtained if such approval is required by Rule 16b-3. Presently, approval would be required if the effect of any such amendment would be to (i) increase the total number of shares reserved for issuance, (ii) materially change the classes of employees eligible to participate, or (iii) materially increase benefits accruing to participants.

     The Compensation Committee has authority to amend any outstanding grant, provided that, without the consent of the grantee, the Compensation Committee may not modify an outstanding grant if such modification would materially adversely affect such grant.


ELIGIBILITY

     Officers and employees of the Company and its subsidiaries who have made or are expected to make a significant contribution and are selected by the Compensation Committee may participate in the stock option and share award plans. As of the date hereof, approximately 450 employees meet these criteria. Directors who are not officers or employees of the Company are eligible only to receive "Director Options," described below.


SECURITIES SUBJECT TO THE OMNIBUS PLAN

     The number of shares of the Common Stock which may be issued under the Omnibus Plan may not exceed 4,380,000 (subject to antidilution adjustment), provided that the number of restricted shares awarded under the Omnibus Plan may not exceed 3% of the total number of shares of Common Stock outstanding at the time of any such award (i.e., as of March 12, 1997, no more than 1,304,260 shares could be issued as restricted share grants). Awards of no more than 200,000 shares may be issued to any individual in any given calendar year. The closing price of the Common Stock on the NYSE on March 12, 1997 was $45.375. If any grant made pursuant to the Omnibus Plan terminates unexercised, expires, becomes unexercisable or is forfeited or otherwise terminated or canceled as to any shares, the shares of Common Stock subject to such grant shall again be made available for grant unless such shares would not be deemed available for future grants pursuant to Rule 16b-3. In the event of any changes in the Common Stock, such as stock splits or other events described in the Omnibus Plan, the Compensation Committee may make appropriate adjustments in the numbers of shares subject to grants theretofore made to participants, in the exercise price per share of stock options theretofore granted to participants and in the number and kinds of shares which may be distributed under the Omnibus Plan.


STOCK OPTIONS

     The Omnibus Plan authorizes grants of non-qualified stock options or incentive stock options ("ISO's") to participants from time to time as determined by the Compensation Committee. All stock options shall have an exercise price that is not less than the fair market value of the Common Stock on the date the option is granted, and none may be exercised more than ten years from the date of grant. The Compensation Committee may establish dates on which installment portions of an option may be exercised during its term, and may accelerate the time at which installment portions of an outstanding option may be exercised. In the event of certain defined changes in control of the Company, all outstanding options shall automatically become exercisable. The Board of Directors has approved an amendment to the Omnibus Plan to include the definition of "change in control"; this term was previously defined by reference to the definition contained in the Company's Certificate of Incorporation at the time the Omnibus Plan became effective.

     Grants of ISO's will be subject to certain additional restrictions imposed by law, which may be amended from time to time. The present restrictions require that the aggregate fair market value (as defined in the Omnibus Plan) of shares of Common Stock with respect to which all ISO's first become exercisable by any participant in any calendar year not exceed $100,000 in order to be treated as ISO's. Also, the exercise price of any ISO granted for a participant who owns more than 10% of the voting power of the stock of the Company may not be less than 110% of the fair market value of the Common Stock on the grant date and the term of any such option may not exceed five years. Finally, ISO's may not be transferable other than by will or the laws of descent and distribution.

     The Omnibus Plan (as amended) permits the transfer of non-qualified stock options to family members, family trusts, partnerships and limited liability companies, to charitable or non-profit entities, and to such other persons as the Compensation Committee may specifically approve.

     Payment for shares received upon exercise of a stock option may be made in cash, shares of Common Stock, a combination of cash and shares, or in such other manner as determined by the Compensation Committee. The Compensation Committee may also approve loans or loan guarantees to assist in exercise of options.


DIRECTOR OPTIONS

   The Omnibus Plan provides for the grant each year of an option exercisable for 2,000 shares of Common Stock (subject to antidilution adjustment) to each person who is a non-employee Director immediately following the Company's Annual Meeting or who becomes a non-employee Director within six months after such Annual Meeting. Such grants shall be made each year immediately following the

Annual Meeting or within six months thereafter with respect to persons who become eligible within that period. The exercise price shall be the fair market value on the date of grant and shall be payable in cash. The term of each option shall be 10 years, unless sooner terminated upon the Director's becoming ineligible to receive future grants. The options shall become exercisable over four years, unless accelerated sooner in the event of a change in control (as defined in the Omnibus Plan). One year from the date of grant the options shall become exercisable to the extent of 25% of the underlying shares and on each subsequent anniversary of the grant, to the extent of an additional 25% of the underlying shares.


SHARE AWARDS

     Shares of Common Stock may be awarded to participants from time to time as determined by the Committee; provided that the number of restricted shares awarded under the Omnibus Plan may not exceed 3% of the total number of shares outstanding at the time of any such award. The Committee will determine the restrictions, if any, on such shares, the duration of such restrictions, and any circumstance under which restricted shares will be forfeited. Participants may be required to deposit shares with the Company during the period of any restriction thereon and, except as otherwise provided by the Compensation Committee, during any such period of restriction participants will have all of the rights of a holder of Common Stock, including the rights to receive dividends and to vote. All restrictions on shares granted shall lapse upon a change in control (as defined in the Omnibus Plan) and except as otherwise determined by the Compensation Committee, upon termination of a grantee's employment due to death or disability. Except as otherwise provided by the Committee, upon termination of an employee for any other reason, unvested shares held by such employee shall be forfeited.

     The following table shows the awards of options to purchase Common Stock that have been granted in 1997 to the following persons under the Omnibus Plan, subject to stockholder approval of the plan as proposed to be amended. The options were awarded at the fair market value on the date of grant.

                               NEW PLAN BENEFITS

                  AMENDED AND RESTATED 1992 OMNIBUS STOCK PLAN

                                                Number of Shares
     Name and Position                          Underlying Options
     -----------------                          ------------------
   Robert N. Pokelwaldt........................       40,000
     Chairman of the Board, President and
     Chief Executive Officer
   Peter C. Spellar............................       10,000
     Vice President and President of
     Applied Systems Group
   Dean T. DuCray..............................        8,500
     Vice President and Chief Financial Officer
   Thomas D. Washburne, Jr.....................            0
     Vice President and President of
     International Business Group
   Joseph D. Smith.............................        8,000
     Vice President and President
     of Airside Products Group

   All executive officers as a group...........      117,500
   All non-employee Directors as a group (1)...            *
   All non-officer employees as a group........      618,043

__________
(1) Each non-employee Director who is in office following the Annual Meeting of Stockholders will automatically receive options for 2,000 shares, pursuant to the terms of the Omnibus Plan as currently in effect. In the event that all Directors are re-elected, they would receive options for an aggregate of 14,000 shares.


FEDERAL INCOME TAX EFFECTS

   Counsel has provided the Company with the following brief summary of the Federal income tax consequences, under the Code as currently in effect, with respect to (i) incentive stock options, (ii) non-qualified stock options and
(iii) restricted stock awards:


     (i) Incentive Stock Options. No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option. If there were no disposition of the option shares until more than two years after the option is granted and more than one year after the option is exercised, the gain or loss realized by the optionee on the sale of such shares would be treated as long-term capital gain or loss, and the Company would not be entitled to any income tax deduction by reason of the grant or exercise of the option. If the option shares were disposed of in a sale, exchange, gift or other "disqualifying disposition" prior to the expiration of the two-years-from-grant/one-year-from-exercise holding period, generally (a) the optionee would realize taxable ordinary income in the year of such disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise of the option over the option price thereof (except that, if the disposition is a sale or exchange of the type on which a loss, if sustained, would be recognized to such optionee, ordinary income would be realized by such optionee in an amount equal to only the gain realized on such sale or exchange if such gain is less than such excess) and would realize capital gain on the balance of a gain, and (b) the Company would be entitled to a deduction for such year in the amount of the ordinary income so realized. Although the exercise of an incentive stock option would not produce ordinary taxable income to the optionee, it would produce an increase in the optionee's alternative minimum taxable income.

     (ii) Non-Qualified Options. No taxable income is realized by the optionee upon the grant of a non-qualified option. On exercise, the excess of the fair market value of the shares at the time of exercise over the option price of such shares would be treated as compensation. Any amounts treated as compensation (a) would be taxable at ordinary income tax rates in the year of exercise, (b) would be subject to withholding for Federal income tax purposes, and (c) generally would be an allowable income tax deduction to the Company. The optionee's tax basis for shares acquired upon exercise of a non-qualified option would be equal to the option price paid for the shares plus any amounts treated as compensation. If an optionee were to hold shares acquired pursuant to the exercise of a non-qualified option for more than one year after the exercise of such option and then were to sell such shares for more than their basis, the optionee would generally be entitled to long-term capital gain treatment on the difference.

     (iii) Restricted Stock Awards. No income would be realized by an employee in connection with the grant of a restricted stock award. When the restrictions lapse, the employee would be required to include as taxable ordinary income the fair market value of such shares at the time the restrictions lapse. The Company would be entitled to a deduction for Federal income tax purposes equal to the amount so included in such employee's income. An employee may, by making a Section 83(b) election within 30 days after the transfer of stock, choose to recognize income upon the grant of a restricted stock award. If such election is made, any appreciation in the stock value after the grant date will, if the stock is held long enough, be eligible for long-term capital gain treatment upon the subsequent sale of the stock. However, if the stock is forfeited later, the loss deduction allowable is limited to the price paid for the stock (if any) minus any amounts received upon such forfeiture.

     (iv) Payment of Withholding Taxes. The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state and local withholding tax requirements. The Committee may permit a participant to satisfy a tax withholding requirement on exercise of an option by delivery to the Company of shares of its Common Stock owned by the participant, including shares the participant is entitled to receive upon exercise of the option.

     (v) Code Section 162(m). The Committee has reviewed the Omnibus Plan with respect to Section 162(m) of the Code which limits the tax deduction available for compensation paid to the Company's five most highly-compensated individuals in excess of $1,000,000. The Omnibus Plan is proposed to be amended so that to the extent practicable, awards thereunder to designated executives will qualify as "performance-based" compensation which is excluded from the Section 162(m) cap on deductibility. Compensation related to stock options issued under the Omnibus Plan is expected to be fully deductible as performance-based. Restricted stock awards issued to date are not expected to be deemed performance-based within the meaning of he rule and, depending on an officer's level of compensation when the stock vests, may not be fully deductible.

     (vi) Other. To the extent payments which are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and the Company's deduction with respect to the associated compensation expense may be disallowed in whole or in part.

   The foregoing discussion summarizes the Federal income tax consequences of the Omnibus Plan based on current provisions of the Code which are subject to change.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED AND RESTATED 1992 OMNIBUS STOCK PLAN.

                                 PROPOSAL THREE
                            INDEPENDENT ACCOUNTANTS


   The Board of Directors of the Company has selected and recommends the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1997.

   Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.


                        VOTE REQUIRED TO APPROVE MATTERS

   A quorum for the meeting requires the presence in person or by proxy of holders of a majority of the outstanding shares of the Common Stock of the Company. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting in accordance with Delaware law. Abstentions, "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and votes withheld will be treated as present for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of appointment of auditors. With respect to the other proposals, no broker may vote shares held for beneficial owners or other persons entitled to vote without specific instructions from such persons.

   The election of each Director requires a plurality of the votes cast. Votes withheld will be deemed not to have been cast. The approval of Proposal Two (the Omnibus Stock Plan) and Proposal Three (the appointment of the auditors) requires the affirmative vote of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting. Abstentions will not be deemed votes cast and broker non-votes will be deemed not entitled to vote and disregarded with respect to matters to be voted upon at the Annual Meeting other than the election of Directors and the ratification of appointment of auditors.


                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

   Stockholder proposals to be included in the Company's proxy material for the 1998 Annual Meeting of Stockholders must be received at the Company's principal executive offices not later than November 25, 1997.

   Pursuant to a Company By-Law, no business, including a nomination for election as a Director, may be brought before an annual or special meeting of stockholders by any stockholder unless the stockholder is a stockholder of record and has given written notice of the business to the Company's Secretary not earlier than 90 days nor later than 60 days in advance of the anniversary of the date of the immediately preceding annual meeting or if the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of such immediately preceding annual meeting, not later than the close of business on the later of (i) the sixtieth day prior to such annual and (ii) the tenth day following the date on which public announcement of the date of such meeting is first made. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for Director, the nominee. A copy of the By-Laws may be obtained by any stockholder from the Secretary of the Company at the address set forth in the accompanying notice.


                                OTHER BUSINESS

   As of the date of this proxy statement, the Company does not intend to bring any other matters before the 1997 Annual Meeting requiring action of the stockholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the stockholders properly come before the 1997 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.


                                         JANE G. DAVIS
                                         Vice President, Secretary and
                                         General Counsel


March 25, 1997

                                                                         ANNEX A


                         YORK INTERNATIONAL CORPORATION


                  AMENDED AND RESTATED 1992 OMNIBUS STOCK PLAN


1. ESTABLISHMENT AND PURPOSE

   York International Corporation hereby establishes the YORK INTERNATIONAL CORPORATION 1992 OMNIBUS STOCK PLAN (the "Plan"). The Plan permits the grant of stock options or restricted share awards or any combination of the foregoing.

   The purpose of the Plan is to promote the growth and profitability of York International Corporation (the "Company") by (i) providing directors, certain officers and other employees of the Company and its subsidiaries with incentives to improve stockholder value and contribute to the success of the Company, and
(ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility.

2. DEFINITIONS

   "Cause" means the termination of employment of an employee for (i) providing the Company with materially false representations relied upon by the Company in furnishing information to stockholders, a stock exchange or the Securities and Exchange Commission, (ii) maintaining, an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed to the Company, (iii) misconduct causing a serious violation by the Company of state or federal laws,
(iv) theft of Company funds or assets, or (v) conviction of a crime involving moral turpitude.

   "Change in Control" shall mean

   (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") ) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company,
(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
(iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (c) hereof; or

   (b) Individuals who, as of the date of the most recent amendment hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of the most recent amendment hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or

   (c) Consummation of a reorganization, merger or consolidation involving the Company or any subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, either (A)(i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transactions owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock or (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or

   (d) A complete liquidation or dissolution of the Company.

   "Code" means the Internal Revenue Code of 1986, as amended, and any successor statue.

   "Disability" means the inability to perform the duties assigned by the Company the participant by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

   "Fair Market Value" of a share of the Company's Common Stock for any purpose shall mean the sale price of the Common Stock on the exchange where the Common Stock is principally traded. If the Common Stock is not traded on an exchange, but is traded in the over-the-counter market, Fair Market Value on the relevant date shall mean the last sale price reported by the National Association of Securities Dealers Automated Quotation Systems ("NASDAQ"), if the Common Stock is included in the National Market System or the average of the closing bid and asked prices reported on the preceding day on which such prices were reported. If the Common Stock is not traded on an exchange or reported by NASDAQ, the Board of Directors shall determine Fair Market Value. In the case of incentive stock options, the Board's determination shall conform to the Treasury Regulations under Section 422 of the Code.

   "Retirement" means retirement as defined under the Company's Thrift and Savings Plan or any successor plan thereto, or termination of employment on retirement with the approval of the Board of Directors.

   "Subsidiary" and "subsidiaries" mean only a corporation or corporations within the meaning of the definition of "subsidiary corporation" provided in
Section 424(f) of the Code, or any successor thereto of similar import.

3. ADMINISTRATION

   The Plan shall be administered by a Committee appointed by the Board of Directors of not less than two directors of the Company who are both "non-employee directors" and "outside directors." "Non-employee directors" shall have the meaning set forth in Rule 16b-3 of the Securities and Exchange Commission and "outside directors" shall have the meaning set forth in Treasury Regulation Section 1.162-27(e)(3) or any successor rule.

   The Committee shall, consistent with the provisions of the Plan, be authorized to (i) select persons to participate in the Plan, (ii) determine all terms, conditions and restrictions of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) modify, extend or renew outstanding grants, accept the surrender of outstanding grants and substitute new grants, provided that no such action shall be taken with respect to any outstanding grant which would adversely affect the participant without his consent, (iv) interpret the Plan and (v) adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties, including the Company, its stockholders and the participants in the Plan. The Committee shall have no authority to administer, modify or interpret Section 7 of the Plan, except as to any adjustments pursuant to Section 14. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.

   Notwithstanding anything to the contrary herein, the Board of Directors may, in its sole discretion, at any time and from time to time resolve to administer the Plan. In such event, the term "Committee" used herein shall be deemed to mean the Board of Directors.

4. SHARES AVAILABLE FOR THE PLAN; ANNUAL LIMIT ON GRANTS

   Subject to adjustments as provided in Section 14 as of any date the total number of shares of Common Stock with respect to which awards may be granted under the Plan shall be equal to 4,380,000 shares, provided that the number of restricted shares awarded under the Plan may not exceed 3% of the total number of shares of Common Stock outstanding at the time of any such award. Subject to adjustments as contemplated by Section 14, no person may be granted more than 200,000 restricted shares, or options to purchase more than 200,000 shares, during any one calendar year. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated or canceled as to any shares, the shares subject to such grants shall thereafter be available for further grants under the Plan unless such shares would not be deemed available for future grants pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as from time to time amended.

5. PARTICIPATION

   Participation in the Plan shall be limited to those officers including directors who are officers of the Company, and other employees of the Company and its subsidiaries who have made or are expected to make a significant contribution to the Company and its subsidiaries, selected by the Committee. Only directors who are not officers or employees of the Company shall be eligible to participate in Section 7 of the Plan. Nothing in the Plan or in any grant thereunder shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate an employee at any time.

   Directors who are officers of the Company shall be eligible to participate in the Plan. No director who is not an officer of the Company shall be eligible to participate, except pursuant to Section 7.

   Stock options, restricted share awards or any combination thereof may be granted to such persons and for such number of shares as the Committee shall determine, subject to the limitations in Section 4. A grant of any type made in any one year to an eligible employee shall neither guarantee not preclude a further grant of that or any other type to such employee in that year or subsequent years.

6. STOCK OPTIONS

   Subject to the other applicable provisions of the Plan the Committee may from time to time grant to eligible participants nonqualified stock options or incentive stock options as that term, is defined in Section 422 of the Code.
The options granted shall be subject to the following terms and conditions:

   (a) Price. The price per share payable upon the exercise of each option ("exercise price") shall not be less than 100% of the Fair Market Value of the shares on the date the option is granted.

   (b) Payment. Options may be exercised in whole or in part by payment of the exercise price of the shares to be acquired. Payment may be made in cash or, unless otherwise, determined by the Company, in shares of Common Stock or a combination of cash and shares of Common Stock. The Fair Market Value of shares of Common Stock delivered on exercise of options shall be determined on the date of exercise. Shares or Common Stock delivered in payment of the exercise price may be previously owned shares or, if approved by the Company, shares acquired upon exercise of the option. Any fractional share will be paid in cash. The Company may make or guarantee loans to participants to assist them in exercising options. Unless otherwise determined by the Company, a participant may also deliver Common Stock of the Company, including shares acquired upon exercise of the option, in satisfaction of any amount the Company is required to withhold for taxes in connection with the exercise of an option subject, if the optionee is subject to Section 16(b) of the Securities Exchange Act of 1934, to such restrictions as may be imposed from time to time by the Securities and Exchange Commission to comply with Section 16(b).

   An election to deliver Common Stock to pay withholding taxes must be made on or before the date the amount of tax to be withheld is determined and once made will be irrevocable. The withholding tax obligation that may be paid by the withholding or delivery of shares may not exceed the participant's estimated federal, state and local income tax obligations in connection with the exercise of the option or the sale of shares received upon exercise of the option. The Fair Market Value of the shares to be withheld or delivered will be the Fair Market Value on the date as of which the amount of tax to be withheld is determined.

   (c) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, provided that upon a Change in Control, all outstanding options shall automatically become immediately exercisable. In no event shall an option be exercisable more than ten years from the date it is granted. Prior to the exercise of the option and delivery of the stock represented thereby, the optionee shall no have any rights to receive any dividends or be entitled to any voting rights on any stock represented by outstanding options.

   (d) Restrictions on Incentive Stock Options. The aggregate Fair Market Value (determined as of the grant date) of shares of Common Stock with respect to which all incentive stock options first become exercisable by any participant in any calendar year under this or any other plan of the Company or any related or predecessor corporation of the Company or any related corporation (as defined in the applicable regulations under the Code) may not exceed $100,000 or such higher amount as may be permitted from time to time under Section 422 of the Code. To the extent that such aggregate fair market value shall exceed $100,000, or applicable higher amount, such options shall be treated as options which are not incentive stock options.

   The exercise price of any incentive stock option granted to a participant who owns (within the meaning of Section 422(b)(6) of the Code, after the application of the attribution rules in Section 424(d) of the Code) more than 10% of the combined voting power of all classes of shares of the Company or any related corporation shall be not less than 110% of the Fair Market Value of the Common Stock on the grant date and the term of such option shall not exceed five years.

   Incentive stock options can only be issued to employees of the Company.

7. DIRECTOR STOCK OPTIONS

   Each person who is a director of the Company and who is not an officer or employee of the Company (a "non-employee director") as of immediately following the election of directors at the Company's annual stockholder meeting, or who became a non-employee at any time within six months thereafter, shall be granted as of such date (or on the next day the New York Stock Exchange is open for trading) an option exercisable for 2,000 shares of Common Stock (which number of shares is subject to adjustment in accordance with Section 14).

   Each option shall terminate, and cease to be exercisable, on the earliest of the occurrence of: (i) the tenth anniversary of the date of grant of the option, or (ii) 90 days following the date on which the grantee is no longer a director eligible to receive options under this Section (including, but not limited to, such date as the director resigns or dies).

   The exercise price of each option granted pursuant to this Section shall be the Fair Market Value of the shares on the date the option is granted.

   Each option granted pursuant to this Section shall be exercisable as follows:

   (a) On or before the first anniversary of the date the option is granted, the option will not be exercisable with respect to any of the shares subject to the option, and

   (b) On the first anniversary of the grant date, the option will become exercisable to the extent of 25% of the shares subject to the option, and to the extent of an additional 25% of such shares on each subsequent anniversary of the date of grant, provided that upon a Change in Control any outstanding option shall automatically become immediately exercisable in full, in accordance with
Section 14.

   Options may be exercised in whole or in part by payment of the exercise price of the shares to be acquired. Payment shall be in cash.

8. RESTRICTED SHARE AWARDS

   Subject to the other applicable provisions of the Plan, the Committee may at any time and from time to time award shares to such participants and in such amounts and for such consideration, as it determines. Each award of shares shall specify the applicable restrictions on such shares, if any, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the award. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any shares awarded to any participant under the Plan.

   Restricted shares may be issued at the time of award, subject to forfeiture if the restrictions do not lapse, or upon lapse of the restrictions. If shares are issued at the time of the award, the participant may be required to deposit the certificates with the Company during the period of any restriction thereon and to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends (or amounts equivalent to dividends) and to vote.
If shares are issued upon lapse of restrictions, the Committee may provide that the participant will be entitle to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Common Stock to stockholders of record after the award and prior to the issuance of the shares.

   During any period of restriction, upon a Change in Control, and except as otherwise provided by the Committee, upon termination of a grantee's employment due to death or Disability, during any period of restriction, all restrictions on shares awarded to such grantee shall lapse. Except as otherwise provided by the Committee, on termination of a grantee's employment for any other reason (including Retirement), all restricted shares subject to awards made to such grantee shall be forfeited to the Company.

9. WITHHOLDING OF TAXES

   The Company may permit or require, as a condition to any grant under the Plan or to the delivery of certificates for shares issued hereunder, that the grantee pay to the Company, in cash or, unless otherwise determined by the Company, in shares of Company Common Stock valued at Fair Market Value on the date as of which the withholding tax liability is determined, any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or to the delivery of shares under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any such taxes. In the event of a transfer of an option pursuant to Section 11, the grantee shall remain liable for any tax required to be withheld.

10.  WRITTEN AGREEMENT

   Each person to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

11.  TRANSFERABILITY

   To the extent required to comply with Rule 16b-3 and in any event in the case of an incentive stock option, no option or restricted share award granted under the Plan shall be transferable by a participant otherwise than by will or the laws of descent and distribution, or as permitted by this Section 11. The Committee may, in its discretion, authorize all or a portion of the options granted to a participant to be transferred to:

   (a) a member of the participant's family;

   (b) a trust or trusts for the exclusive benefit of members of the participant's family;

   (c) a family partnership, family limited partnership, or family limited liability partnership or company;

   (d) a charitable or non-profit organization, trust or foundation under
Section 501(c)(3) of the Code; or

   (e) such other person or entity as the Committee may in its discretion permit.

   An option may be exercised only by the optionee or grantee thereof, his permitted transferee or his or her guardian or legal representative. Subsequent transfers of options transferred pursuant to this Section 11 shall be prohibited except those by will or the laws of descent and distribution. Following any permitted transfer, any transferred options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and such options shall be exercisable by the transferee only to the extent and for the periods that they would have been exercisable by the participant.

12.  LISTING AND REGISTRATION

   If the Company determines that the listing registration or qualification upon any securities exchange or under any law of shares subject to any option or restricted share award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such option may be exercised in whole or in part and no restrictions on such restricted share award shall lapse, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Company.

13.  TRANSFER OF EMPLOYEE

   Transfer of an employee from the Company to a subsidiary, from a subsidiary to the Company, and from one subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the date when an employee's right to reemployment shall no longer be guaranteed either by law or contract.

14.  ADJUSTMENTS; BUSINESS COMBINATIONS

   In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, share exchange, consolidation, distribution of assets, or any other change in the corporation structure or shares of the Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, in the number and kind of shares covered by, outstanding options and restricted share awards made under the Plan, and in the exercise price of outstanding options.

   In the event of any merger, share exchange, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, or in which the Company's stockholders become entitled to receive cash, securities of the Company other than voting Common Stock or securities of another issuer, or any Change of Control, all outstanding options and share restricted awards shall be exercisable and shall vest notwithstanding any restriction on exercise or vesting at a date to be determined by the Committee not later than the effective date of the transaction.

15.  TERMINATION AND MODIFICATION OF THE PLAN

   The Board of Directors, without further approval of stockholders may modify or terminate the Plan, except that no modification shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required for continued compliance with Rule 16b-3 of the Securities and Exchange Commission. No amendment to Section 7 of the Plan shall be made more than once every six months other than to conform with changes in the Code or the rules thereunder.

   The Committee may amend or modify the grant of any outstanding option or restricted share award in any manner to the extent that the Committee would have had the authority to make such grant as so modified or amended, including without limitation to change the date or dates is of which (i) an option becomes exercisable of (ii) restrictions on shares are to be removed. No modification may be made that would materially adversely affect any grant previously made under the Plan without the approval of the grantee. The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

16.  LIMITATION ON BENEFITS

   With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under such Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.  EFFECTIVE DATE; TERMINATION DATE

   The Plan is effective as of August 20, 1992, the date on which the Plan was adopted by the Board of Directors. The Plan was amended by the Board of Directors on March 4, 1993, amended and rested on March 13, 1995, and amended and restated on March 12, 1997 subject to approval of the stockholders at the 1997 meeting of stockholders. Unless previously terminated, the Plan shall terminate the close of business on August 20, 2002, ten years from the effective date.

                                   APPENDIX


                        YORK INTERNATIONAL CORPORATION
                       GENERAL AND FINANCIAL INFORMATION
                                     1996

                                   CONTENTS

DESCRIPTION OF BUSINESS....................................  3
MANAGEMENTS REPORT ON FINANCIAL STATEMENTS.................  4
AUDITORS' REPORT...........................................  4
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA...............  5
MANAGEMENT'S DISCUSSION AND ANALYSIS.......................  6
FINANCIAL STATEMENTS....................................... 12
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................. 16
SUMMARY OF QUARTERLY RESULTS............................... 29
TRADING AND DIVIDEND INFORMATION........................... 29
DIRECTORS AND OFFICERS..................................... 30
INVESTOR AND STOCKHOLDER INFORMATION....................... 31
CORPORATE DATA............................................. 31

                            DESCRIPTION OF BUSINESS


GENERAL

     The Company is a full line, global manufacturer of heating, ventilating, air conditioning and refrigeration ("HVAC&R") products. The Company believes it is the third largest manufacturer and marketer of such products in the United States and one of the leading companies in the HVAC&R industry internationally. The Company's air conditioning systems range from a one ton* unit for a small residence to the 59,000 ton system installed in the New York World Trade Center. In 1996 the Company's products were sold in over 100 countries through over 750 sales and distribution facilities and are in use in such diverse locations as the Kuala Lumpur City Centre in Malaysia, the British Houses of Parliament, the Tokyo World Trade Center, the Pentagon, NASA's Vehicle Assembly Building at Cape Canaveral, the Los Angeles International Airport, the Jeddah Airport, the Overseas Union Bank Centre in Singapore, the Sydney Opera House, the National Library Complex in Beijing, the English Channel Eurotunnel and the Hong Kong Exposition Centre, and the Lantan Airport Railway System in Hong Kong.

     The Company was founded in 1874 in York, Pennsylvania. From 1956 until 1986 the Company was a part of Borg-Warner Corporation ("Borg-Warner"). In 1986 it was spun off to Borg-Warner shareholders and became an independent, publicly held company. In 1988 the Company was purchased in a leveraged buyout by a corporation organized by affiliates of Citicorp Investments Inc. ("CII") and two investors (the "Acquisition"). In October 1991, the Company completed an initial public offering of its Common Stock and in 1992 CII and the other non-management investors in the Acquisition sold their remaining shares in a public offering.

     Headquartered in York, Pennsylvania, the Company has manufacturing facilities in 12 states and 11 foreign countries. As of December 31, 1996, the Company employed approximately 20,100 people worldwide. Unless the context otherwise requires, the terms "Company" and "York" refer to the Company and its consolidated subsidiaries. The Company's principal executive offices are located at 631 South Richland Avenue, York, Pennsylvania 17403, and its telephone number is (717) 771-7890.

PRODUCTS AND MARKETS

     All of the Company's products are in the heating, ventilating, air conditioning and refrigeration (HVAC&R) industry and the Company operates solely in this industry. The Company's products fall into three general categories. The first is commercial products, consisting of heating, air conditioning and thermal storage equipment designed for commercial applications in retail stores, office buildings, shopping malls, manufacturing facilities, hospitals, universities, airports and marine vessels. Commercial products include both engineered products, which vary in design and function according to the customer's needs and applications, and large capacity residential products. The second is residential products, consisting of air conditioning and furnace units and hermetic and scroll compressors designed for use in residential applications. Residential air conditioners and furnaces are often described as unitary products because all of their components are housed as units in one or two cabinets. The third is refrigeration products including commercial and industrial refrigeration and gas compression equipment designed for the food, beverage, chemical and petrochemical processing industries. Like engineered products, the Company's refrigeration and gas compression equipment is designed specifically for the customer's needs and applications.

                                 ______________

* The cooling capacity of air conditioning units is measured in tons. One ton of cooling capacity is equivalent to 12,000 BTUs and is generally adequate to air condition approximately 500 square feet of residential space.

                  MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

To the Stockholders of York International Corporation:

     The management of York International Corporation is responsible for the preparation of the accompanying financial statements of the Company. In management's opinion, the financial statements have been prepared in conformity with generally accepted accounting principles. The Company believes that the accounting systems and related controls that it maintains are sufficient to provide reasonable assurance that financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems and controls are tested and evaluated regularly by the Company's internal auditors as well as by the independent auditors in connection with their annual audit.

     The directors of York International Corporation have established an Audit Committee currently comprised of three outside directors. The Audit Committee meets with management, the internal auditors and the independent auditors and monitors generally the accounting affairs of the Company. The Audit Committee also recommends to the stockholders the selection of the independent auditors.



/s/ Robert N. Pokelwaldt            /s/ Dean T. DuCray

Robert N. Pokelwaldt                Dean T. DuCray
Chairman of the Board and           Vice President and
Chief Executive Officer             Chief Financial Officer

February 11, 1997


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders, York International Corporation:

     We have audited the accompanying consolidated balance sheets of York International Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of York International Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in note 17 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective October 1, 1995.

/s/ KPHG PEAT MARWICK LLP

Harrisburg, Pennsylvania
February 11, 1997

                 FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

=========================================================================================================
(in thousands, except per share
data and other information)                     1996         1995         1994         1993         1992
---------------------------------------------------------------------------------------------------------
Statement of Operations Data:
 Net sales                                   $3,218,534   2,929,948   2,421,864   2,031,949   1,939,397
 Gross profit                                   685,857     629,379     508,660     438,832     431,614
 Income from operations before
   impairment loss on long-lived assets         238,384     222,803     171,967     149,127     161,673
 Impairment loss on long-lived assets (b)            --     244,473          --          --          --
 Interest expense, net                           34,544      41,412      29,188      23,495      39,826
 Income (loss) before income taxes,
   extraordinary items
   and accounting changes                       204,463     (70,782)    144,447     127,182     123,410
 Provision for income taxes                      56,554      25,290      54,677      51,720      54,153
 Income (loss) before extraordinary
   items and accounting changes                 147,909     (96,072)     89,770      75,462      69,257
 Net income (loss) (a) (b) (c)                  147,909     (96,072)     89,770       5,211      50,909

 Earnings (loss) per share of common stock:
   Income (loss) before extraordinary
    items and accounting changes                   3.37       (2.36)       2.40        2.01        1.90
   Extraordinary items (c)                           --          --          --          --       (0.50)
   Cumulative effect of changes
    in accounting methods (a)                        --          --          --       (1.87)         --
   Net income (loss)                               3.37       (2.36)       2.40        0.14        1.40
 Cash dividends per share                          0.36        0.24        0.16        0.08        0.04
 Weighted average
  common shares outstanding                      43,950      40,630      37,397      37,614      36,474
 Capital expenditures                        $   73,576      66,242      81,625      30,621      36,952
 Depreciation and amortization                   48,581      42,841      34,030      31,337      29,886
 Amortization of deferred charges                18,410      18,643      15,635      12,672      13,039

Balance Sheet Data:
 Working capital                             $  524,143     393,063     236,443     181,076     165,139
 Total assets                                 2,074,771   1,927,002   1,587,980   1,335,181   1,164,414
 Long-term debt                                 313,641     314,246     280,627     204,105     227,425
 Stockholders' equity                           780,377     624,814     526,930     456,967     455,252

Other Information:
 Employees                                       20,100      19,000      15,900      13,800      12,500
 Backlog (in thousands)                      $  845,076     868,640     778,700     696,900     559,500
 Total debt as a percent of total capital          36.2%       39.1%       39.8%       37.7%       38.4%
 Current ratio                                     1.68        1.50        1.39        1.35        1.40
 Book value per share                        $    17.89       14.51       14.03       12.25       12.26
=========================================================================================================

(a) Effective January 1, 1993, the Company changed its method of accounting for income taxes, postretirement benefits other than pensions and postemployment benefits resulting in a cumulative effect charge of $70.3 million.

(b) In 1995, the Company adopted SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" resulting in a charge of $244.5 million to operations.

(c) In 1992, the Company recorded an extraordinary charge of $12.1 million, net of taxes of $8.1 million, resulting from the write-off of costs relating to the early extinguishment of the former credit agreement debt. In addition, the Company recorded an extraordinary charge of $6.2 million, net of taxes of $4.1 million, in estimated interest rate swap payments to which the Company was obligated under the former credit agreement.

    MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


     The following table sets forth revenue by product and geographic market:

===============================================================
(in thousands)               1996         1995         1994
---------------------------------------------------------------
Commercial products       $1,478,133   $1,342,355   $1,157,071
Residential products       1,031,798      953,554      795,357
Refrigeration products       708,603      634,039      469,436
---------------------------------------------------------------
 Total revenue            $3,218,534   $2,929,948   $2,421,864
===============================================================
U.S.                              54%          55%          56%
International                     46%          45%          44%
---------------------------------------------------------------
 Total                           100%         100%         100%
===============================================================

RESULTS OF OPERATIONS

1996 AS COMPARED WITH 1995

     Net sales for the year ended December 31, 1996, increased 9.8% to $3,218.5 million as compared to $2,929.9 million for the year ended December 31, 1995. See table above which sets forth revenue by product and geographic market and note 15 to the consolidated financial statements which gives additional information concerning geographic distribution. Revenues increased in the Company's commercial, residential and refrigeration product groups. Commercial products revenue increased 10.1% primarily due to increased volume in the equipment business, international expansion, favorable market conditions in the international marketplace, and the introduction of new products which was partially offset by a flat domestic retrofit and replacement chiller market. Residential products revenue increased 8.2% due to international expansion and the introduction of new product offerings. Refrigeration products revenue increased 11.8% due to favorable market conditions in most geographic regions worldwide, and the growth of the international service and repair business in spite of weak markets in France and Germany which represent large refrigeration markets. Total domestic revenue increased 8.0% to $1,726 million in 1996 due to the strength of the commercial equipment performance and the strength of the domestic refrigeration market. International revenue increased by 12.1% to $1,493 million in 1996 as a result of strong markets in Latin America and the Asia-Pacific region partially offset by flat year-over-year performance in Europe. Order backlog at December 31, 1996 was $845.1 million compared to $868.6 million as of December 31, 1995. Domestic backlog decreased 8.7% and international backlog decreased 3.0% from December 1995's backlog. The reduction in backlog is primarily the result of low levels of retrofit and replacement chiller bookings, low refrigeration bookings in Europe (primarily Germany) and lower than expected residential bookings resulting from a flat fourth quarter.

     Gross profit in 1996 increased 9.0% to $685.9 million (21.3% of sales) as compared to $629.4 million (21.5% of sales) for 1995. The gross profit margin percentage reduction during 1996 was primarily the result of lower than expected performance of the refrigeration manufacturing plants, reduced refrigeration selling margins in Europe, excess manufacturing costs of absorption chillers in the Houston facility due to low volumes, inflationary cost increases partially offset by realized price increases, cost reductions and new products. The Company expects that inflation will continue to pressure margin levels in 1997 and that any adverse effect on gross profit margins will be offset by realized price increases, improved operating efficiencies (primarily in refrigeration operations), cost savings from new product development and cost reduction programs. In addition, the Company expects to close the Houston manufacturing facility in early 1997, and the Company expects to significantly reduce the size of its German refrigeration operations during 1997. Both of these items will result in unfavorable charges to operating income during 1997.

     Selling, general and administrative expenses increased to $437.5 million in 1996 (13.6% of sales) from $393.9 million (13.4% of sales) in 1995. The increase was primarily due to the costs of infrastructure investment in growing markets, specifically Asia (People's Republic of China) and Latin America (Brazil and Argentina), increased research and development spending, costs associated with new product introductions and inflation. These increased costs were partially offset by leveraging expenses against higher sales.

     Income from operations before purchase accounting amortization and impairment loss on long-lived assets increased 5.4% to $248.3 million in 1996 as compared to $235.5 million for 1995. As described below, during 1995, the Company adopted SFAS 121, resulting in a charge of $244.5 million to operations.

     Net interest expense decreased to $34.5 million in 1996 from $41.4 million in 1995, as a result of both lower average interest rates and decreased borrowings.

     Provision for income taxes of $56.6 million for the year ended December 31, 1996 relates to both U.S. and non-U.S. operations. The 1996 effective tax rate benefitted significantly from increased export incentives and foreign tax credit refunds which were the result of significant tax planning efforts and studies of the Company's tax reporting procedures allowing the Company to take advantage of additional foreign tax credits and incentive opportunities resulting in amendments to prior returns. If enacted tax rates remain unchanged, the Company's effective tax rate for 1997 is expected to be less than the federal statutory rate of 35%.

     Net income, as a result of the above factors, was $147.9 million in 1996 as compared to a loss of $96.1 million in 1995.

1995 AS COMPARED WITH 1994

     Net sales for the year ended December 31, 1995, increased 21.0% to $2,929.9 million as compared to $2,421.9 million for the year ended December 31, 1994. See table above which sets forth revenue by product and geographic market and note 15 to the consolidated financial statements which gives additional information concerning geographic distribution. Revenues increased in the Company's commercial, residential and refrigeration product groups. Commercial products revenue increased 16.0% primarily due to increased volume in the aftermarket portion of the business, favorable market conditions in the international marketplace, and the introduction of new products. Residential products revenue increased 19.9% from 1994 primarily as a result of the acquisition of Evcon Holdings, Inc. (Evcon), international expansion and the introduction of new product offerings. Refrigeration products revenue increased 35.1% due to favorable market conditions, the acquisition of Gram Refrigeration and Gram Contractors (Gram), and the growth of the international service and repair business. Total domestic revenue increased 17.8% to $1,597.9 million in 1995 due to the strength of the commercial aftermarket revenue, the acquisition of Evcon, new product offerings, and the strength of the domestic refrigeration market. International revenue increased by 25.0% to $1,332.0 million in 1995 as a result of strong markets in Europe and the Asia-Pacific region, the acquisition of Gram and a joint venture in Thailand.

     Gross profit in 1995 increased 23.7% to $629.4 million (21.5% of sales) as compared to $508.7 million (21.0% of sales) for 1994. The increase in gross profit margin during 1995 was primarily the result of realized price increases together with the impact of previously instituted cost reduction programs partially offset by inflationary cost increases.

     Selling, general and administrative expenses increased to $393.9 million in 1995 (13.4% of sales) from $323.6 million (13.4% of sales) in 1994. The increase in absolute cost was primarily due to costs associated with 1995 acquisitions which typically have a higher initial SG&A rate than the Company, increased amortization of unallocated costs in excess of net assets acquired for 1995 acquisitions, increased research and development spending and costs associated with new product introductions and inflation. These increased costs were offset by leveraging expenses against higher sales and savings from previously instituted cost reduction programs.

     Income from operations before the leveraged buyout purchase accounting amortization and impairment loss on long-lived assets for 1995 increased 27.3% to $235.5 million as compared to $185.1 million for 1994. The increase of 27.3% from 1994 compares favorably to a sales growth of 21.0% in 1995 from 1994. Income from operations before the purchase accounting amortization and impairment loss on long-lived assets was $235.5 million in 1995, which is 8.0% of net sales in 1995 as compared to 7.6% in 1994.

     The Company adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," as of October 1, 1995. An impairment loss on long-lived assets of $244.5 million was recorded in the 1995 financial statements as a charge to operating expenses. In accordance with the provisions of SFAS 121, the impairment loss represents the excess of the carrying value of long-lived assets or groups of long-lived assets and goodwill attributed to such assets, over the fair value of those assets or groups of assets. Under SFAS 121, fair value is generally represented by

     (MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS)


discounted future cash flows identified with assets or groups of assets. Prior to implementing SFAS 121, the Company considered the recoverability of long-lived assets and goodwill on an aggregate basis.

     Interest expense increased to $41.4 million in 1995 from $29.2 million in 1994. This was a result of both higher average interest rates and increased borrowings based on the increased operating volumes and indebtedness incurred in connection with acquisitions.

     Provision for income taxes of $25.3 million for the year ended December 31, 1995 relates to both U.S. and non-U.S. operations. The 1995 effective tax rate, including the impact of the impairment loss on long-lived assets, benefitted from the results of various tax planning strategies, tax refunds and export incentives, partially offset by the tax impact of the amortization of goodwill and other nondeductible expenses.

Net income (loss), as a result of the above factors, was a loss of $96.1 million in 1995 as compared to $89.8 million of income in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital requirements are generally met through a combination of internally generated funds, bank lines of credit, issuance of commercial paper, sale of a partial interest in trade receivables and credit terms from suppliers which approximate receivable terms to the Company's customers. The Company believes that these sources, including its bank lines of credit under the Amended and Restated Credit Agreement will be sufficient to meet working capital needs during 1997. Additional sources of working capital include customer deposits and progress payments.

     The Company had working capital of $524.1 million and $393.1 million as of December 31, 1996 and 1995, respectively. Accounts receivable increased in absolute terms due to increased sales volume in 1996. Inventory levels were higher at December 31, 1996, than at December 31, 1995, because of higher activity levels in some areas of the business, higher levels of production in preparing for the impact of potential work stoppages in 1996 that did not occur, and, to a lesser extent, a desire by the Company to have stock to respond more quickly to customer demand. The current ratio was 1.68 at December 31, 1996, as compared to 1.50 at December 31, 1995.

     Long-term indebtedness was $313.6 million at December 31, 1996, primarily consisting of borrowings under commercial paper, term loans and the $100 million senior notes. As of December 31, 1996, there were no borrowings under the revolving credit facility.

     At December 31, 1996, the Company maintained a $350 million Amended and Restated Credit Agreement (the Agreement) expiring on July 31, 2000. The Agreement was amended and restated on July 21, 1995. At December 31, 1996 the Company could borrow $350 million. The Agreement provides for borrowings under the facility at LIBOR plus .20% or at specified bid rates. At December 31, 1996 the LIBOR rate was 5.56%. A fee of .10% is paid on the facility. The Agreement, as amended, contains financial and operating covenants requiring the Company to maintain certain financial ratios and restricting its ability to incur indebtedness, make investments and create or permit to exist certain liens.

     The Company's non-U.S. subsidiaries maintain bank credit facilities in various currencies that provide for borrowings of $252.5 million and $266.8 million at December 31, 1996 and 1995, respectively, of which $121.1 million and $163.6 million, respectively, were unused. In some instances, borrowings against these credit facilities have been guaranteed by the Company to assure availability of funds at favorable rates.

     Commercial paper borrowings are expected to be reborrowed in the ordinary course of business. The interest rate on the commercial paper was 5.43% and 5.88% as of December 31, 1996 and December 31, 1995, respectively.

     During 1995, the Company arranged two term loans denominated in foreign currencies. The Company borrowed $26.2 million with a final maturity on November 15, 1998 from a major international bank. The loan is repayable in four annual installments. On December 21, 1995, the Company borrowed $100 million which matures on December 14, 2000. All principal and interest payments for the five-year term were swapped to U.S. dollars at inception. The term loan agreements contain financial and operating covenants that are equivalent to the covenants of the Company's Amended and Restated Credit Agreement.

     The $100 million of Senior Notes bear interest at 6.75% fixed rate and have a maturity of ten years from the date of issue.

     The Company sold a fractional ownership interest in a defined pool of trade accounts receivable for $100 million in 1996 and 1995. The discount rate on the accounts receivable sold at December 31, 1996 and December 31, 1995 was approximately 5.40% and 5.76%, respectively.

     On June 7, 1995, the Company issued 4,945,000 shares of common stock in a public offering. The stock was sold for $42 per share less commissions and generated net proceeds of $199.2 million.

     In July 1995, the Company registered $200 million in debt securities with the Securities and Exchange Commission. Under terms of the registration statement, the Company may offer and sell up to that amount of such securities from time to time at prices and terms to be determined at or prior to sale. No amounts of such debt securities are outstanding at December 31, 1996.

     Because the Company's obligations under the Amended and Restated Credit Agreement and Receivables Sales Agreement bear interest at floating rates, the Company's interest costs are sensitive to changes in prevailing interest rates.

     Based on historical cash flows, the Company believes that it will be able to satisfy its principal and interest payment obligations and its working capital and capital expenditure requirements from operating cash flows together with the availability under the revolving credit facility.

     In the ordinary course of business, the Company enters into various types of transactions that involve contracts and financial instruments with off-balance-sheet risk. The Company enters into these financial instruments to manage financial market risk, including foreign exchange, commodity price and interest rate risk. The Company enters into these financial instruments utilizing over-the-counter as opposed to exchange traded instruments. The Company mitigates the risk that counterparties to these over-the-counter agreements will fail to perform by only entering into agreements with major international financial institutions. Financial instruments are more fully discussed in note 2 to the consolidated financial statements.

     Capital expenditures for expanded capacity, cost reductions and the introduction of new products during 1996 were $73.6 million as compared to $66.2 million in 1995. In 1996, the Company expanded and upgraded its screw compressor capabilities and unitary products facilities. Capital expenditures during 1997 are anticipated to be comparable to 1996's expenditures, and they are expected to be in excess of annual depreciation and amortization. These expenditures will be funded from a combination of operating cash flows and availability under the revolving credit facility.

     Cash dividends of $0.36 per share were paid on common stock in 1996. The declaration and payment of future dividends will be at the sole discretion of the Board of Directors and will depend on the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

     Employee stock plans include the 1989 Employee Stock Option Plan, the 1992 Employee Stock Purchase Plan which authorizes the allocation of 1,500,000 shares of stock for the plan and the Amended and Restated 1992 Omnibus Stock Plan which authorizes the issuance of up to 3,000,000 shares of the Company's common stock as stock options or restricted share awards. Approximately 389,416 shares remained available for grant at December 31, 1996.

     On February 12, 1997, the Board of Directors has authorized the Company to purchase shares of its common stock to provide for these plans. Such stock purchases may be made from time to time in the open market and privately negotiated transactions.

     Company management believes that these employee stock plans provide valuable incentives to a broad range of York employees by giving them a direct equity interest in the Company. Company management further believes that funding the required shares through share repurchases will mitigate the dilutive impact such employee plans would otherwise have.

ACQUISITIONS

     On December 31, 1996, the Company acquired certain assets of Snomax located in Rochester, New York. Snomax develops, manufactures and sells ice-nucleating molecules which are catalysts in the snow-making process.

     On December 30, 1996, the Company formed a joint venture with a partner in Wuxi of the People's Republic of China (P.R.C.) for the manufacture of certain commercial air conditioning products in the P.R.C.

     On October 31, 1996, the Company acquired certain assets of Natkin Service Company (Natkin) located in Denver, Colorado. Natkin is an HVAC service company which complements the Company's current commercial

  (MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS)


service business in the U.S. The addition of Natkin expands the Company's service capabilities primarily in the Southwestern U.S.

     On July 31, 1996, the Company acquired the outstanding shares of Northfield Equipment and Manufacturing Company (NEMCO), located in Northfield, Minnesota. NEMCO designs and manufactures food processing freezing equipment.

     On July 29, 1995, the Company acquired the outstanding shares of Northfield Freezing Systems, Inc. (NFS), located in Northfield, Minnesota. NFS develops, designs, sells and services food processing freezing equipment.

     On July 5, 1995, the Company and a Thai partner formed a manufacturing joint venture in Thailand. The Company has a 67% interest in this joint venture which acquired the operating assets of the partner's existing facility. The venture produces residential air conditioning products for distribution primarily in markets outside of North America.

     On May 31, 1995, the Company acquired two divisions of Gram A/S, Gram Refrigeration and Gram Contractors, headquartered in Vojens, Denmark (Gram Divisions). The Gram Divisions develop, manufacture, sell and service components for industrial refrigeration worldwide. Gram Refrigeration's principal product offerings include screw and reciprocating compressors, plate freezers, flake ice machines and refrigerant valves. Gram Contractors installs Gram equipment and components in Denmark. The addition of these two divisions expanded the Company's international presence in the global industrial refrigeration market and provided additional manufacturing capacity and engineering expertise to the Company's existing screw compressor and industrial refrigeration product lines.

     On May 25, 1995, the Company purchased an additional 20% interest in Taiwan-YORK Company, Inc. raising the Company's ownership from 40% to 60%. As a result, the Company has a controlling interest in this joint venture which sells and services HVAC&R equipment in the Republic of China (Taiwan).

     On May 3, 1995, Bristol Compressors, Inc., a subsidiary of the Company, formed a partnership to operate a new joint venture for the development and production of scroll compressors. The joint venture, called Scroll Technologies, is a partnership to own and operate a scroll compressor plant. The Company believes that this venture is beneficial to both companies because it combines scroll technology developed by the partner and the manufacturing expertise of Bristol. Each company markets the product produced by the venture through its own independent distribution channels.

     On April 19, 1995, the Company formed a joint venture with a partner in Guangzhou of the People's Republic of China (P.R.C.) for the manufacture of certain commercial air conditioning products in the P.R.C.

     On March 1, 1995, the Company acquired the capital stock of Evcon Holdings, Inc. (Evcon). The Company funded the transaction through existing credit commitments. Evcon, based in Wichita, Kansas, designs, manufactures and supplies high quality air conditioning, heating and air handling equipment to the residential, manufactured housing and light commercial markets. Evcon's principal product offerings include both split and packaged air conditioning and heat pump systems, as well as residential and OEM furnaces and indoor air handling units.

     In January 1995, the Company acquired the assets of Mining and Industrial Air Conditioning (Pty) Ltd. (MIAC), based in Johannesburg, South Africa. MIAC is a design engineering, supplier and service company to the mining and process refrigeration industries, as well as a supplier to air conditioning contractors. The Company also acquired a 50% interest in a joint venture with Compania Roca Radiadores S.A., located in Sabadell, Spain and known as Clima Roca York (Roca). Roca manufactures residential and commercial air conditioning products in Spain and distributes air conditioning products throughout Western Europe.

     In addition during 1994, the Company acquired a 40,000 square foot manufacturing facility in Bogota, Colombia, which produces unitary air conditioners and fan coils. Also acquired during 1994 was a line of energy-efficient thermal transfer products for the industrial refrigeration industry from Rite Coils, Inc. The manufacturing line for this product line was moved to the Company's manufacturing facility in Polo, Illinois.

     The aforementioned acquisitions and investments do not, in the aggregate, have a significant impact on the Company's results of operations, except for Evcon, as to which pro forma information is included in note 16 to the consolidated financial statements.

INFLATION

     Management does not believe inflation has had a significant impact on the Company's results of operations for the periods presented. Although the Company was not able to totally offset the effect of inflation through price increases in 1996, management believes that, to the extent inflation affects the costs of the Company in the future, the Company can generally offset the net effect of inflation and maintain operating margins through increases in the prices of its products and services and continued cost reductions.

CYCLICALITY

     Approximately 14% of the Company's worldwide sales are attributable to new residential construction, which is cyclical in nature, and 25% of the Company's worldwide sales are attributable to the construction of industrial, commercial and office buildings, which is also cyclical. From the standpoint of the domestic U.S. market, these two markets each account for less than 10% of consolidated revenue.

     Exposure to cyclicality in the new construction market is mitigated by the Company's emphasis on the service, repair and replacement market and participation in the refrigeration market, each of which is less cyclical. As the installed base of heating, air conditioning and refrigeration equipment has grown and aged, the Company now derives a significant portion of its revenue from the service, repair and replacement market. In 1996, 1995 and 1994, respectively, on a worldwide basis, service, repair and replacement revenue accounted for an estimated 49%, 50% and 48% of the Company's total sales, while new construction sales accounted for the remaining 51%, 50% and 52%. The Company expects growth in the service, repair and replacement market over the next several years to outpace growth in the new construction market.

SEASONALITY

     Sales of the Company's residential equipment historically have been seasonal. Demand for residential air conditioning equipment in the new construction market varies according to the season, with increased demand generally in the summer months. Demand in the residential replacement market generally peaks in early summer for air conditioners and in the fall for furnaces. Requirements for service and repair parts for commercial applications also increase during summer months. Demand for hermetic compressors in the original equipment market generally increases from January through July as manufacturers increase production to meet anticipated seasonal demand. The Company provides incentives for distributors to purchase products in advance of seasonal sales. These incentives, together with advance production schedules, reduce the impact of seasonal fluctuations on the Company's sales of residential equipment. The effect of seasonality is also dampened by the Company's commercial equipment and refrigeration products, demand for which is not as seasonal.

NEW ACCOUNTING STANDARD

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based upon consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that the adoption of SFAS 125 will have a material impact on the Company's financial position, results of operations, or liquidity.

FORWARD-LOOKING INFORMATION - RISK FACTORS

     To the extent the Registrant has made "forward-looking statements," certain risk factors could cause actual results to differ materially from those anticipated in such forward-looking statements. Unseasonably cool spring or summer weather in the northeastern United States or in Europe could adversely affect the Registrant's residential air conditioning business, as could a failure to reduce manufacturing costs in its Scroll Technologies joint venture. Anticipated improvement in the Registrant's refrigeration business will require the achievement of improved plant performance. The commercial air conditioning business could be affected by a slowdown in the large chiller market and by the level of CFC retrofits. Overall anticipated performance of the Registrant could be affected by any serious economic downturns in the United States, Europe, Latin America or Asia.

                          CONSOLIDATED BALANCE SHEETS

======================================================================================
(in thousands)                                                    December 31
                                                        ------------------------------
                                                                  1996         1995
--------------------------------------------------------------------------------------
ASSETS

Current assets:
  Cash and cash equivalents                                  $   11,470   $    8,838
  Receivables                                                   563,099      554,557
  Inventories                                                   609,342      517,983
  Prepayments and other current assets                          107,344       98,133
--------------------------------------------------------------------------------------
    Total current assets                                      1,291,255    1,179,511
--------------------------------------------------------------------------------------
Deferred income taxes                                            19,265       22,425
Unallocated excess of cost over net assets acquired             350,370      350,268
Investments in affiliates                                        22,205       16,694
Property, plant and equipment, net                              360,432      332,088
Deferred charges and other assets                                31,244       26,016
--------------------------------------------------------------------------------------
    Total assets                                             $2,074,771   $1,927,002
======================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and current portion of long-term debt        $  128,461   $   86,108
  Accounts payable and accrued expenses                         602,359      664,490
  Income taxes                                                   36,292       35,850
--------------------------------------------------------------------------------------
    Total current liabilities                                   767,112      786,448
--------------------------------------------------------------------------------------
Warranties                                                       33,135       27,943
Long-term debt                                                  313,641      314,246
Postretirement benefit liabilities                              128,411      124,634
Other long-term liabilities                                      52,095       48,917
Stockholders' equity:
  Common stock $.005 par value; 200,000 shares authorized
   in 1996 and 100,000 shares authorized in 1995                    219          216
  Additional paid in capital                                    667,775      644,377
  Retained earnings                                             146,331       14,024
  Currency translation adjustment                               (23,478)     (22,426)
  Treasury stock                                                 (3,875)      (1,909)
  Unearned compensation                                          (6,595)      (9,468)
--------------------------------------------------------------------------------------
    Total stockholders' equity                                  780,377      624,814
--------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity               $2,074,771   $1,927,002
======================================================================================

The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

===============================================================================================
(in thousands, except per share data)                            Years Ended December 31
                                                         --------------------------------------
                                                               1996       1995         1994
-----------------------------------------------------------------------------------------------
Net sales                                                   $3,218,534  $2,929,948  $2,421,864
Cost of goods sold                                           2,532,677   2,300,569   1,913,204
-----------------------------------------------------------------------------------------------
  Gross profit                                                 685,857     629,379     508,660
Selling, general and administrative expenses                   437,533     393,852     323,603
-----------------------------------------------------------------------------------------------
  Income from operations before purchase accounting
   amortization and impairment loss on long-lived assets       248,324     235,527     185,057
Purchase accounting amortization                                 9,940      12,724      13,090
Impairment loss on long-lived assets                                --     244,473          --
-----------------------------------------------------------------------------------------------
  Income (loss) from operations                                238,384     (21,670)    171,967
Interest expense, net                                           34,544      41,412      29,188
Equity in (earnings) losses of affiliates                         (623)      7,700      (1,668)
-----------------------------------------------------------------------------------------------
  Income (loss) before income taxes                            204,463     (70,782)    144,447
Provision for income taxes                                      56,554      25,290      54,677
-----------------------------------------------------------------------------------------------
  Net income (loss)                                          $ 147,909  $  (96,072)   $ 89,770
===============================================================================================
Earnings (loss) per share of common stock                    $    3.37  $    (2.36)   $   2.40
===============================================================================================
Weighted average common shares and common
  equivalents outstanding                                       43,950      40,630      37,397
===============================================================================================

The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

===========================================================================================
(in thousands)                                             Years Ended December 31
                                                    ---------------------------------------
                                                          1996         1995         1994
-------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income (loss)                                  $    147,909    $ (96,072)  $  89,770
 Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
   Depreciation and amortization                          48,581       42,841      34,030
   Amortization of deferred charges                       18,410       18,643      15,635
   Provision for doubtful accounts receivable              5,718        5,774       4,034
   Other                                                   7,154       12,555       2,147
   Impairment loss on long-lived assets                       --      244,473         ---
   Change in assets and liabilities net of
        effects from purchase of other companies:
     Receivables                                          (8,381     (105,890)    (98,238)
     Inventories                                         (92,643      (86,843)    (35,165)
     Prepayments and other current assets                 (9,220      (48,946)     (6,121)
     Deferred income taxes                                 3,390        7,612         360
     Other assets                                        (11,117       (9,314)     (1,290)
     Accounts payable and accrued expenses               (69,203       103,321     81,168
     Income taxes                                            453         6,457     (5,586)
     Warranties                                            5,316         3,037      3,013
     Postretirement benefit liabilities                    3,776         3,639      6,182
     Other long-term liabilities                          (1,469        10,996     (4,799)
-------------------------------------------------------------------------------------------
Net cash provided by operating activities                 48,674       112,283     85,140
-------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Payment for purchase of and investments
     in other companies (net of cash acquired)           (16,468      (288,173    (45,674)
 Capital expenditures                                    (73,576       (66,242    (81,625)
 Other                                                     1,222         1,061        (51)
-------------------------------------------------------------------------------------------
Net cash used by investing activities                    (88,822      (353,354   (127,350)
-------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Common stock issued                                      19,994       207,937      6,572
 Net treasury stock (purchased) issued                    (1,966            36    (11,920)
 Proceeds from issuance of long-term debt                     --       277,061      2,000
 Long-term debt payments                                 (40,851      (156,000   (111,912)
 Borrowings (payments) on revoving term loan                  --      (150,000    142,980
 Borrowings on short-term debt                            40,965        30,167     23,003
 Net proceeds from issuance of commercial paper           40,246        44,790         --
 Dividends paid                                          (15,602        (9,960     (5,941)
-------------------------------------------------------------------------------------------
Net cash provided by financing activities                 42,786       244,031     44,782
-------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                       (6           (37        (42)
-------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                  2,632         2,923      2,530
Cash and cash equivalents at beginning of year             8,838         5,915      3,385
-------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year            $     11,470    $    8,838  $   5,915
===========================================================================================

The accompanying notes are an integral part of these statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

====================================================================================================================================
(IN THOUSANDS, EXCEPT
SHARE DATA)                                             ADDITIONAL               CURRENCY
                                COMMON STOCK ISSUED      PAID IN     RETAINED   TRANSLATION      TREASURY STOCK         UNEARNED
                             ------------------------                                        ----------------------
                             SHARES            AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT   SHARES          AMOUNT     COMPENSATION

------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993   37,550,044         $188     $434,384     $ 36,227  $ (3,027)     258,599       $ (9,220)      $ (1,585)

 Net income                          --           --           --       89,770        --           --             --             --
 Exercise of stock options       65,738           --          318           --        --           --             --             --
 Tax effect of options
  exercised                          --           --          861           --        --           --             --             --
 Issuance of common stock
  under executive stock
   agreements                        --           --          537           --        --     (297,000)        11,030        (11,567)

 Issuance of common stock
  under employees stock
  purchase plan                      --           --       (1,326)          --        --     (211,714)         7,580             --
 Amortization of unearned
  compensation                       --           --           --           --        --           --             --          1,810
 Purchase of treasury
  stock, at cost                     --           --           --           --        --      320,700        (11,920)            --
 Cash dividends on common
  stock
  ($.16 per share)                   --           --           --       (5,941)       --           --             --             --
 Currency translation
  adjustment                         --           --           --           --   (11,189)          --             --             --
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994   37,615,782         $188     $434,774     $120,056  $(14,216)      70,585       $ (2,530)      $(11,342)


  Net loss                           --           --           --      (96,072)       --           --             --             --
  Issuance of common stock
   in public offering         4,945,000           25      199,225           --        --           --             --             --
  Issuance of common stock
   under executive stock
   agreements                    15,500           --          700           --        --       (7,000)           251           (932)

  Issuance of common stock
   under employees stock
   purchase plan                198,163            1        6,209           --        --         (318)            11             --
  Other, primarily exercise
   of stock options             351,268            2        2,108           --        --       (9,400)           338             --
  Tax effect of options
   exercised                         --           --        1,346           --        --           --             --             --
  Amortization of unearned
   compensation                      --           --           --           --        --           --             --          2,806
  Issuance of treasury
   stock, at cost                    --           --           15           --        --       (5,511)           200             --
  Purchase of treasury
   stock, at cost                    --           --           --           --        --        4,150           (179)            --
  Cash dividends on
   common stock
   ($.24 per share)                  --           --           --       (9,960)       --           --             --             --
 Currency translation
   adjustment                        --           --           --           --    (8,210)          --             --             --
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995   43,125,713         $216     $644,377     $ 14,024  $(22,426)      52,506       $ (1,909)      $ (9,468)

  Net income                         --           --           --      147,909        --           --             --             --
  Issuance of common stock
  under executive stock
   agreements                     2,000           --            2           --        --           --             --             --
  Issuance of common stock
   under employees stock
   purchase plan                188,123            1        7,521           --        --           --             --             --
  Other, primarily exercise
   of stock options             404,017            2       12,468           --        --           --             --             --
  Tax effect of options
   exercised                         --           --        3,393           --        --           --             --             --
  Amortization of unearned
   compensation                      --           --           --           --        --           --             --          2,873
  Issuance of treasury
   stock, at cost                    --           --           14           --        --       (1,928)            70             --
  Purchase of treasury
   stock, at cost                    --           --           --           --        --       47,050         (2,036)            --
  Cash dividends on common
   stock
   ($.36 per share)                  --           --           --      (15,602)       --           --             --             --
  Currency translation
   adjustment                        --           --           --           --    (1,052)          --             --             --
------------------------------------------------------------------------------------------------------------------------------------

 Balance, December 31, 1996  43,719,853         $219     $667,775     $146,331  $(23,478)      97,628        $(3,875)      $ (6,595)
====================================================================================================================================

The accompanying notes are an integral part of these statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     York International Corporation is a multinational manufacturer and engineering concern. The Company's principal line of business is heating, ventilation, air conditioning and refrigeration (HVAC&R) with three major product categories: commercial, residential and refrigeration. The primary markets for HVAC&R products and technologies are the United States, Europe, the Far East, Middle East, Latin America and Australia. The Company's customers range from residential buyers to design builders, contractors and building owners. Sales and related cost of goods sold are recognized based upon shipment of products or performance of services.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) or first-in, first-out (FIFO) method.

UNALLOCATED EXCESS OF COSTS OVER NET ASSETS ACQUIRED

     The unallocated excess of costs over net assets acquired is amortized on a straight-line basis over periods of up to 40 years. Accumulated amortization related to such excess at December 31, 1996 and 1995, is $68.3 million and $57.7 million, respectively. The Company assesses the recoverability or impairment, if any, of the elements of this intangible asset by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations or the long-lived assets to which the unallocated excess is attributed.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

     Property, plant and equipment are valued at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to earnings as incurred. Renewals of significant items are capitalized.

     Depreciation is computed generally on a straight-line basis over the estimated useful lives of related assets. For income tax purposes, accelerated methods of depreciation are generally used.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Earnings of foreign operations are reinvested in the business and no provision for domestic income tax or foreign withholding tax is made on such earnings until distributed.

EARNINGS PER SHARE

     The Company's earnings per share are based upon the weighted average outstanding common shares and common share equivalents. Shares related to options granted have been assumed to be outstanding and are included in the per share calculations.

RETIREMENT BENEFIT PLANS AND POSTEMPLOYMENT BENEFITS

     A majority of domestic employees participate in noncontributory pension plans, and substantially all non-U.S. employees participate in contributory or noncontributory pension plans. Pension accounting information is disclosed in note 14 to the consolidated financial statements.

     The Company has certain postemployment benefits provided to former or inactive employees who are not retirees. These benefits include salary continuance, severance and disability health care. Those benefits are accrued over the employee's service period or as an expense at the date of the event triggering the benefit.

FOREIGN CURRENCY TRANSLATION

     The functional currency for the majority of the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using the exchange rate in effect at the balance sheet date. Revenue and expense accounts are translated using the weighted average exchange rate experienced during the period. The gains or losses resulting from such translation are included in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the results of operations.

NOTE 2 - FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the ordinary course of business the Company enters into various types of transactions that involve contracts and financial instruments with off-balance-sheet risk. The Company enters into these financial instruments to manage financial market risk, including foreign exchange, commodity price and interest rate risk. The Company enters into these financial instruments utilizing over-the-counter as opposed to exchange traded instruments. The Company mitigates the risk that counterparties to these over-the-counter agreements will fail to perform by only entering into agreements with major international financial institutions.

FOREIGN CURRENCY INSTRUMENTS

     Since the Company purchases raw materials and sells finished products in various currencies, the Company is exposed to foreign currency risk. The Company manages its foreign currency transaction risk by hedging the net external currency exposures. However, the Company does not hedge certain foreign exchange transaction exposures that are immaterial or are considered to be in currencies highly correlated to the manufacturing entity's currency.

     The Company primarily uses foreign currency forward contracts and purchased options. These foreign currency and option contracts are matched to firm commitments of foreign currency transactions and effectively fix the sales or purchase price. These contracts are settled in cash upon expiration, with settlement proceeds or payments included in the measurement of the item hedged. The option contracts are purchased in cash and amortized over the contract term. The Company does not hedge firm commitments beyond three years.

COMMODITY CONTRACTS

     Since the Company purchases commodities as raw materials, the Company is at risk for fluctuations in the market price of those commodities. In connection with the purchase of major commodities, principally copper and aluminum for anticipated manufacturing requirements, the Company may enter into commodity forward contracts to effectively fix the cost of the commodity to the Company. These contracts require cash settlement between the Company and its counterparty to coincide with cash market purchases of the actual commodity. Settlement proceeds or payments are recognized as an adjustment to the cost of the commodity purchased. The Company does not hedge firm commitments beyond three years.

The notional amount and estimated fair value of the Company's hedging contracts are as follows:

===============================================================================
(IN THOUSANDS)                                   1996               1995
                                           ----------------  ------------------
                                           NOTIONAL    FAIR  NOTIONAL    FAIR
-------------------------------------------------------------------------------
Foreign currency forward contracts         $48,314   $48,781  $27,875   $26,203
Commodity forward contracts                $60,270   $58,686       --        --
===============================================================================

                 (NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)


OTHER FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:

================================================================================
(IN THOUSANDS)                               1996                   1995
                                    --------------------   ---------------------
                                      CARRYING    FAIR      CARRYING       FAIR
--------------------------------------------------------------------------------
Cash and cash equivalents           $  11,470  $  11,470   $   8,838    $  8,838
Short-term borrowings                 128,461    128,461      86,108      86,108
Long-term debt:
 Senior notes at 6.75%                100,000     99,360     100,000     102,900
 Term loan at 4.87%                   100,000    107,892     100,000      99,811
 Other                                113,641    113,641     114,246     114,246
================================================================================

     The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity.

NOTE 3 - RECEIVABLES
     Receivables are as follows:

================================================================================
(IN THOUSANDS)                                                1996        1995
--------------------------------------------------------------------------------
Customers, trade                                           $ 530,555    $531,016
Other receivables                                             53,281      40,770
--------------------------------------------------------------------------------
                                                             583,836     571,786
Less allowance for doubtful accounts receivable               20,737      17,229
--------------------------------------------------------------------------------
     Net receivables                                       $ 563,099    $554,557
================================================================================

     At December 31, 1996 and 1995, $100 million was outstanding under an agreement whereby the Company sold a fractional interest in a defined pool of trade accounts receivable as discussed in note 9.

NOTE 4 - INVENTORIES
Inventories are classified as follows:

================================================================================
(IN THOUSANDS)                                                1996        1995
--------------------------------------------------------------------------------
Raw material                                               $ 178,771    $157,514
Work in progress                                             118,847     117,308
Finished goods                                               311,724     243,161
--------------------------------------------------------------------------------
     Total inventories                                     $ 609,342    $517,983
================================================================================

     Inventories valued under the LIFO method comprised approximately 40%, 33% and 51% of the December 31, 1996, 1995 and 1994 totals, respectively. Inventories, if valued at current cost, would have been greater by $14.1 million at December 31, 1996, $14.0 million at December 31, 1995 and $12.4 million at December 31, 1994.

NOTE 5 - PREPAYMENTS AND OTHER CURRENT ASSETS

     The components of prepayments and other current assets are summarized below:

================================================================================
(IN THOUSANDS)                                                1996        1995
--------------------------------------------------------------------------------
Deferred income tax assets                                 $  69,977    $ 65,264
Prepaid insurance                                             17,069      14,661
Other                                                         20,298      18,208
--------------------------------------------------------------------------------
     Total prepayments and other current assets            $ 107,344    $ 98,133
================================================================================

NOTE 6 - INVESTMENTS IN AFFILIATES

     The Company owns 50% or less of operations located in Egypt, Malaysia, the Middle East, Spain and the U.S. Operations more than 20% owned are generally accounted for using the equity method of accounting. Dividends received from affiliates carried at equity were $1.5 million in 1996, $0.6 million in 1995 and $1.0 million in 1994. Equity and cost investments are as follows:

================================================================================
(IN THOUSANDS)                                          1996              1995
--------------------------------------------------------------------------------
Investments carried on equity method                  $ 21,314          $ 15,803
Investments carried at cost                                891               891
--------------------------------------------------------------------------------
     Total investments in affiliates                  $ 22,205          $ 16,694
================================================================================

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT
     A summary of property, plant and equipment is as follows:

================================================================================
(IN THOUSANDS)                                          1996              1995
--------------------------------------------------------------------------------
Land                                                  $ 13,733           $ 9,862
Buildings                                              108,901            98,511
Machinery and equipment                                476,687           423,968
Construction in progress                                22,418            18,898
Capital leases                                          14,479            12,833
--------------------------------------------------------------------------------
                                                       636,218           564,072
Less accumulated depreciation                          275,786           231,984
--------------------------------------------------------------------------------
     Net property, plant and equipment                $360,432          $332,088
================================================================================

     Amortization of capital lease assets has been included in depreciation expense. Accumulated capital lease amortization was $3.1 million and $1.8 million at December 31, 1996 and 1995, respectively.

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses are as follows:

================================================================================
(IN THOUSANDS)                                          1996              1995
================================================================================
Accounts payable, trade and other                     $401,374          $457,563
Employee compensation, benefits and related accruals    98,160            95,391
Warranties and claims                                   38,988            34,227
Accrued insurance                                       16,811            26,008
Other accrued expenses                                  47,026            51,301
--------------------------------------------------------------------------------
     Total accounts payable and accrued expenses      $602,359          $664,490
================================================================================

NOTE 9 - NOTES PAYABLE AND LONG-TERM DEBT

     The Company's notes payable and long-term debt are as follows:

================================================================================
(IN THOUSANDS)                                          1996              1995
--------------------------------------------------------------------------------
Notes payable and current portion of long-term debt:
 Current portion of long-term debt                    $  6,402          $  7,109
 Bank loans                                            122,059            78,999
--------------------------------------------------------------------------------
     Total notes payable and current portion
      of long-term debt                               $128,461          $ 86,108
================================================================================
Long-term debt:
 Commercial Paper                                     $ 85,036          $ 44,790
 Term loan, 3.98% interest, due
   November 15, 1998                                     9,723            15,681
 Term loan, 4.87% interest, due
   December 14, 2000                                   100,000           100,000
 Senior notes, 6.75% interest, due
   March 2003                                          100,000           100,000
 Other, primarily foreign bank loans,
   at an average rate of 7.16%                          18,882            53,775
 -------------------------------------------------------------------------------
     Total long-term debt                             $313,641          $314,246
================================================================================

                  (NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)


     The Company maintains a $350 million revolving credit facility pursuant to an Amended and Restated Credit Agreement (the Agreement) expiring on July 31, 2000. The facility was amended and restated on July 21, 1995. At December 31, 1996 and 1995, the Company could borrow $350 million. The Agreement provides for borrowings under the facility at LIBOR plus .20% or at specified bid rates. At December 31, 1996 and 1995, the LIBOR rate was 5.56% and 5.78%, respectively. A fee of .10% is paid on the facility. The Agreement, as amended, contains financial and operating covenants requiring the Company to maintain certain financial ratios and restricting its ability to incur indebtedness, make investments and create or permit to exist certain liens.

     The Company's non-U.S. subsidiaries maintain bank credit facilities in various currencies that provided for available borrowings of $252.5 million and $266.8 million at December 31, 1996 and 1995, respectively, of which $121.1 million and $163.6 million, respectively, were unused. In some instances, borrowings against these credit facilities have been guaranteed by the Company to assure availability of funds at favorable rates.

     The Company established a commercial paper facility with two dealers in November 1995. Commercial paper borrowings are expected to be reborrowed in the ordinary course of business. The interest rate on the commercial paper was 5.43% at December 31, 1996 and 5.88% at December 31, 1995.

     During 1995, the Company arranged two term loans denominated in foreign currencies. The Company borrowed $26.2 million with a final maturity on November 15, 1998 with an interest rate of 3.98%. The loan is repayable in four annual installments. On December 21, 1995, the Company borrowed $100 million with an interest rate of 4.87%, which matures on December 14, 2000. All principal and interest payments for the five-year term were swapped to U.S. dollars at inception. The term loan agreements contain financial and operating covenants that are equivalent to the covenants of the Company's Amended and Restated Credit Agreement.

     In July 1995, the Company registered $200 million in debt securities with the Securities and Exchange Commission. Under terms of the registration statement, the Company may offer and sell up to that amount of such securities from time to time at prices and terms to be determined at or prior to sale. No amounts of such debt securities were outstanding at December 31, 1996 and December 31, 1995.

     Under a receivables sales agreement, the Company sold a fractional ownership interest in a defined pool of trade accounts receivable for $100 million in 1996 and 1995. The sold accounts receivable are reflected as a reduction of receivables in the accompanying consolidated balance sheets. Under this agreement, the maximum amount of the purchasers' investment is currently $100 million and is subject to decrease based on the level of eligible accounts receivable and restrictions on concentrations of receivables. The discount rate on the receivables sold at December 31, 1996 and 1995 was approximately 5.40% and 5.76%, respectively.

     Annual principal payments on long-term debt are as follows for the fiscal years indicated:

================================================================================
(IN THOUSANDS)
--------------------------------------------------------------------------------
1997                                                                   $   6,402
1998                                                                      14,608
1999                                                                       2,080
2000                                                                     187,153
2001                                                                       2,167
Thereafter                                                               107,633
================================================================================

     Interest expense is net of interest income of $5.1 million in 1996, $3.3 million in 1995 and $2.0 million in 1994.

NOTE 10 - PROVISION FOR INCOME TAXES

     Income tax expense (benefit) consists of the following:

================================================================================
(IN THOUSANDS)                                      1996       1995       1994
--------------------------------------------------------------------------------
Current:
 U.S. Federal                                      $32,052   $(53,590)   $36,192
 State                                               1,762        653      2,904
 Non-U.S.                                           12,732     10,238     10,241
--------------------------------------------------------------------------------
  Total current                                     46,546     64,481     49,337
Deferred                                            10,008    (39,191)     5,340
--------------------------------------------------------------------------------
     Total provision for income taxes              $56,554   $(25,290)   $54,677
================================================================================

     Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income (loss) before income taxes as a result of the following:

================================================================================
(IN THOUSANDS)                                      1996       1995       1994
--------------------------------------------------------------------------------
Tax expense at statutory rate                      $ 71,562  $(24,774)  $50,556
Increase (decrease) resulting from:
 Equity in earnings of
   affiliates/minority interest                      (1,362)     (664)     (591)
 Taxes on foreign earnings                           (4,189)     4,324    1,603
 State income taxes - current                         1,145        425    1,888
 Purchase accounting adjustments (see note 17)       (1,839)    56,647    4,046
 State income taxes - deferred                        1,600     (6,451)     603
 Export incentives                                  (10,378)    (3,196)  (2,739)
 Other                                                   15     (1,021)    (689)
--------------------------------------------------------------------------------
     Total provision for income taxes              $ 56,554   $ 25,290  $54,677
================================================================================

     Deferred income tax expense (benefit) results from temporary differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those temporary differences are presented below:

================================================================================
(IN THOUSANDS)                                      1996       1995       1994
--------------------------------------------------------------------------------
Excess of tax over book depreciation
 (including the deferred tax effect of the
 loss from impairment of long-lived
 assets in 1995)                                 $7,604    $(34,544)    $   221
Warranties and sales allowances                    (867)       (201)     (1,965)
Contingencies                                     4,620       4,153       3,253
Inventory reserves                               (4,121)       (589)        404
Compensation, vacation and employee benefits       (779)     (2,630)      3,624
Postretirement benefits                            (357)     (1,197)     (2,306)
Other                                             3,908      (4,183)      2,109
--------------------------------------------------------------------------------
     Deferred income tax provision (benefit)    $10,008    $(39,191)    $ 5,340
================================================================================

                  (NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

================================================================================
(IN THOUSANDS)                                                  1996       1995
--------------------------------------------------------------------------------
Deferred tax assets:
 Accounts receivable, principally due to allowance
 for doubtful accounts                                          $4,559    $3,641
 Inventories, including uniform capitalization                  18,550    13,272
 Compensated absences and benefits, principally
  due to accrual for financial reporting purposes                8,198     8,705
 Contingencies, due to accrual for financial reporting purposes  8,605    10,549
 Warranty reserves, due to accrual for
 financial reporting purposes                                   22,893    21,326
 Postretirement benefits                                        50,786    51,565
 Other                                                          19,929    12,858
--------------------------------------------------------------------------------
     Total gross deferred tax assets                           133,520   121,916
--------------------------------------------------------------------------------
Deferred tax liabilities:
 Plant and equipment, due to purchase accounting
  adjustments and differences in depreciation                   25,648    16,521
 Inventory, due to purchase accounting adjustments              15,145    14,958
 Other                                                           3,485     2,748
--------------------------------------------------------------------------------
  Total gross deferred tax liabilities                          44,278    34,227
--------------------------------------------------------------------------------
   Net deferred tax assets                                      $89,242  $87,689
================================================================================

     Based on the Company's historical and current pre-tax earnings, management believes it is more likely than not that the Company will realize the net deferred tax assets.

     The Internal Revenue Service (IRS) is currently examining the Federal tax returns for 1993 and 1994. The Company does not anticipate any material effect to the Company's financial statements as a result of the examinations. For the Federal income tax returns for 1987 through 1992, the Company has reached a settlement agreement with the IRS; this settlement did not have a material effect on the financial statements.

     Various state and foreign tax returns are under examination by the applicable authorities. The Company does not anticipate any material effect to the Company's financial statements resulting from these examinations.

     Domestic income taxes or foreign withholding taxes have not been provided on $68 million and $73 million of undistributed earnings of foreign subsidiaries and affiliates at December 31, 1996 and 1995, respectively. These earnings are considered to be permanently invested in the businesses and, under the tax laws, are not subject to such taxes until distributed as dividends. If the earnings were not considered permanently invested, approximately $2.9 million and $4.5 million of deferred income taxes, consisting of foreign withholding taxes, would have been provided at December 31, 1996 and 1995, respectively. Such taxes, if ultimately paid, may be recoverable as foreign tax credits in the U.S.

NOTE 11 - LEASE COMMITMENTS

     The Company has non-cancelable leases with terms exceeding one year. At December 31, 1996, rental amounts committed in future years are summarized as follows:

================================================================================
(IN THOUSANDS)                                                  OPERATING LEASES
--------------------------------------------------------------------------------
1997                                                                 $22,846
1998                                                                  13,264
1999                                                                   9,726
2000                                                                   6,809
2001                                                                   3,194
Thereafter                                                             1,494
--------------------------------------------------------------------------------
     Total                                                           $57,333
================================================================================

     Total rental expense was $30.4 million in 1996, $27.5 million in 1995 and $24.1 million in 1994.

NOTE 12 - RESEARCH AND DEVELOPMENT

     Total research and development costs charged to expense amounted to $28.0 million in 1996, $26.9 million in 1995 and $22.6 million in 1994.

NOTE 13 - CONTINGENT LIABILITIES

     It is the opinion of the Company's management and its general counsel that various claims and litigation in which the Company is currently involved have been adequately provided for or are covered by insurance and, therefore, the resolution of such matters will not materially affect the Company's financial position or future earnings.

     At December 31, 1996, $28.0 million in standby letters of credit and $59.6 million of performance guarantees issued for the account of the Company were outstanding. These items are expected to expire and be replaced with similar items in the normal course of the Company's business.

NOTE 14 - POSTRETIREMENT BENEFIT PLANS AND POSTEMPLOYMENT BENEFITS

     The Company has postretirement benefit plans for certain employees including pension plans and postretirement benefit plans other than pensions, including health and life insurance plans and other postemployment benefits as follows:

PENSIONS

     The Company and its subsidiaries have a number of noncontributory pension plans covering substantially all employees. Plans covering salaried and management employees provide pension benefits that are based on the employee's compensation during the several years before retirement. Plans covering hourly employees and union members generally provide benefits of stated amounts for each year of service. Contributions to the plans are based upon the projected unit credit actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes.

     The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets:

==========================================================================================================
(IN THOUSANDS)                                                        1996                    1995
                                                               ------------------      -------------------
                                                                FULLY       UNDER       FULLY      UNDER
                                                               FUNDED      FUNDED      FUNDED      FUNDED
                                                                PLANS       PLANS       PLANS      PLANS
----------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Vested benefit obligations                                   $(163,247)  $ (93,293)  $(155,907)  $(82,247)
===========================================================================================================
  Accumulated benefit obligations                             $(166,340)  $(103,781)  $(159,702)  $(91,185)
===========================================================================================================
Projected benefit obligations for service rendered to date    $(213,255)  $(109,590)  $(195,702)  $(96,680)
Plan assets at fair value                                       272,708      68,007     239,581     50,746
-----------------------------------------------------------------------------------------------------------
Projected benefit obligations less
 than (in excess of) plan assets                                 59,453     (41,583)     43,879    (45,934)
Prior service cost                                                1,693      11,566         160      6,681
Unrecognized net (gain) loss                                    (56,631)     (7,563)    (39,573)     1,268
-----------------------------------------------------------------------------------------------------------
(Accrued) prepaid pension cost included in liabilities        $   4,515   $ (37,580)  $   4,466   $(37,985)
===========================================================================================================

  Net periodic pension cost includes the following components:

======================================================================================
(IN THOUSANDS)                                            1996        1995       1994
--------------------------------------------------------------------------------------
Service cost - benefits earned during the period     $  13,289   $   9,690   $ 10,575
Interest cost on projected benefit obligations          21,497      19,766)    18,775
Actual return on plan assets                           (45,390)    (57,156)     4,383
Net amortization and deferral                           19,043      31,712    (27,608)
--------------------------------------------------------------------------------------
  Net periodic pension cost                          $   8,439   $   4,012   $  6,125
======================================================================================

                 (NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)


     The weighted average discount rate was 7.5% and 7.25% as of December 31, 1996 and 1995, respectively, for substantially all plans. The rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 4.75% as of December 31, 1996 and 1995. The change in the actuarial assumptions for the discount rate had the effect of decreasing the projected benefit obligations by approximately $7.3 million. The related expected long-term rate of return on plan assets was 9.75% in 1996 and 1995. Unrecognized net gains and losses in excess of the corridor are amortized over an average of approximately 13 years, the estimated remaining service period of employees. Net assets of the pension trust consist primarily of stocks and debt securities.

     The Company has an unfunded supplemental benefit plan which was adopted in 1993 to provide certain senior management with supplemental retirement benefits. The provisions of SFAS 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets.

     Salaried and eligible hourly employees of the Company may participate in the York International Corporation Investment Plan by contributing up to 16% of their earnings as pre-tax contributions. Beginning in 1990, the Company contributed 25% of the employee contribution up to a maximum Company contribution of 1% of earnings for all eligible employees. The Company's contributions were approximately $0.9 million in 1996, $0.9 million in 1995 and $0.7 million in 1994.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company has several postretirement health and life insurance plans covering certain employees who were hired before February 1, 1993, who retire under the normal, early or disability retirement provisions of one of the Company's domestic defined benefit pension plans and who have at least 10 years of service. Employees who retired prior to February 1, 1993 contribute to the cost of the plan, although the Company pays the major cost. Employees retiring after February 1, 1993 contribute to the cost of the plan based on an indexed service-related premium. Employees hired after February 1, 1993 are not eligible for the plan. The plan is not funded.

     The net periodic cost of postretirement benefits other than pensions is as follows:

===========================================================================================
(IN THOUSANDS)                                               1996       1995        1994
-------------------------------------------------------------------------------------------
Service cost                                                $2,326     $2,379      $2,312
Interest cost on accumulated postretirement
  benefit obligation                                         6,708      6,863       7,185
Net amortization and deferral                                  (46)       (34)        193
-------------------------------------------------------------------------------------------
 Net cost                                                   $8,988     $9,208      $9,690
===========================================================================================

 Accrued postretirement benefits other than pensions at December 31, 1996 and 1995 are as follows:

===========================================================================================
(IN THOUSANDS)                                                         1996        1995
-------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligations:
 Retirees                                                           $ (41,989)  $ (51,677)
 Active - fully eligible                                              (11,891)    (11,522)
 Active - other                                                       (33,969)    (35,193)
-------------------------------------------------------------------------------------------
  Total obligations                                                   (87,849)    (98,392)
 Unrecognized gain                                                    (17,518)     (1,770)
 Unrecognized prior service cost                                        1,445          --
-------------------------------------------------------------------------------------------
  Accrued cost of postretirement benefits
   other than pensions included in liabilities                      $(103,922)  $(100,162)
===========================================================================================

     The discount rate used to present value the obligations was 7.50% at December 31, 1996 and 7.25% at December 31, 1995. The change in the discount rate assumption decreased the accumulated postretirement benefit obligation by $3.2 million. The prescription plan was changed from a base major medical plan to a $15 prescription card plan increasing the accumulated post retirement benefit obligation by $1.4 million. For measurement purposes, a 12% annual rate of increase in the cost of covered health care benefits was assumed for 1995, 10% for 1996, 8% for 1997 and 1998, 6% for 1999 and 2000 and 5.5% for 2001 and
thereafter. A one
percentage point increase each year would increase the accumulated postretirement benefit obligation for health care benefits at December 31, 1996 by approximately $16.1 million, and the service and interest costs components of the net cost of postretirement benefits other than pensions for 1996 by approximately $1.9 million.

NOTE 15 - DOMESTIC AND FOREIGN OPERATIONS

     The Company is engaged in one principal industry - air conditioning and related equipment. The Company's customers are not concentrated in any specific geographic region, and no single customer accounts for a significant amount of the Company's sales. As of December 31, 1996 and 1995, the Company had no significant concentrations of credit risk. Information related to domestic and foreign operations is as follows:

===========================================================================================
(IN THOUSANDS)                                            1996        1995         1994
-------------------------------------------------------------------------------------------
Sales:
 United States                                         $2,022,581  $1,887,182   $1,599,393
 Canada                                                    54,186      43,712       30,054
 Europe                                                   612,884     592,867      477,108
 Other Non-United States                                  528,883     406,187      315,309
-------------------------------------------------------------------------------------------
                                                       $3,218,534  $2,929,948   $2,421,864
===========================================================================================
Sales or transfers between geographic areas:
 United States                                         $  321,168  $  282,405   $  202,652
 Europe                                                    83,411      63,145       28,070
 Other Non-United States                                   99,550      53,375       33,596
-------------------------------------------------------------------------------------------
                                                       $  504,129  $  398,925   $  264,318
===========================================================================================
Income (loss) from operations:
 United States                                         $  194,875  $  179,380   $  138,904
 Canada                                                     3,206       2,190          574
 Europe                                                    25,541      30,617       22,871
 Other Non-United States                                   14,762      10,616        9,618
 Impairment loss on long-lived assets (see note 17)            --    (244,473)          --
-------------------------------------------------------------------------------------------
                                                       $  238,384  $  (21,670)  $  171,967
===========================================================================================
Identifiable assets at end of year:
 United States                                         $1,345,104  $1,303,975   $1,138,166
 Canada                                                    20,131      17,701       14,235
 Europe                                                   411,450     389,342      288,106
 Other Non-United States                                  298,086     215,984      147,473
-------------------------------------------------------------------------------------------
                                                       $2,074,771  $1,927,002   $1,587,980
===========================================================================================

     Included in United States sales are export sales of $296.7 million in 1996, $289.3 million in 1995 and $243.0 million in 1994.

NOTE 16 - ACQUISITIONS

     On December 31, 1996, the Company acquired certain assets of Snomax located in Rochester, New York. Snomax develops, manufactures and sells ice-nucleating molecules which are catalysts in the snow-making process.

     On December 30, 1996, the Company formed a joint venture with a partner in Wuxi of the People's Republic of China (P.R.C.) for the manufacture of certain commercial air conditioning products in the P.R.C.

     On October 31, 1996, the Company acquired certain assets of Natkin Service Company (Natkin) located in Denver, Colorado. Natkin is an HVAC service company which complements the Company's current commercial service business in the U.S. The addition of Natkin expands the Company's service capabilities primarily in the Southwestern U.S.

                  (NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)


     On July 31, 1996, the Company acquired the outstanding shares of Northfield Equipment and Manufacturing Company (NEMCO), located in Northfield, Minnesota. NEMCO designs and manufactures food processing freezing equipment.

     On July 29, 1995, the Company acquired the outstanding shares of Northfield Freezing Systems, Inc. (NFS), located in Northfield, Minnesota. NFS develops, designs, sells and services food processing freezing equipment.

     On July 5, 1995, the Company and a Thai partner formed a manufacturing joint venture in Thailand. The Company has a 67% interest in this joint venture which acquired the operating assets of the partner's existing facility. The venture produces residential air conditioning products for distribution primarily in markets outside of North America.

     On May 31, 1995, the Company acquired two divisions of Gram A/S, Gram Refrigeration and Gram Contractors, headquartered in Vojens, Denmark (Gram Divisions). The Gram Divisions develop, manufacture, sell and service components for industrial refrigeration worldwide.

     On May 25, 1995, the Company purchased an additional 20% interest in Taiwan-YORK Company, Inc. raising the Company's ownership from 40% to 60%.

     On May 3, 1995, Bristol Compressors, Inc., a subsidiary of York International Corporation, formed a partnership to operate a new joint venture for the development and production of scroll compressors. The joint venture, called Scroll Technologies, is a partnership that owns and operates a scroll compressor plant.

     On April 19, 1995, the Company formed a joint venture with a partner in Guangzhou of the People's Republic of China ("P.R.C.") which manufactures certain commercial air conditioning products in the P.R.C.

     On March 1, 1995, the Company acquired all of the capital stock of Evcon Holdings, Inc. (Evcon), a Delaware corporation, for approximately $165.2 million. Evcon designs, manufactures and supplies air conditioning, heating and air handling equipment for the residential, manufactured housing and light commercial markets. Evcon is based in Wichita, Kansas and maintains manufacturing facilities there. Evcon is the sole shareholder of Evcon Supply, Inc. with operations primarily in Canada. The Company is continuing to operate the acquired companies. The cost of the acquisition, which was accounted for as a purchase, was allocated on the basis of estimated fair values. This allocation resulted in approximately $98.7 million of cost in excess of net assets acquired. Such excess is being amortized on a straight-line basis over forty years. Evcon's results of operations have been included in the Company's consolidated results of operations since the acquisition date. The unaudited consolidated results of operations of the Company for 1995 and 1994 on a pro forma basis assuming Evcon was acquired as of the beginning of the respective periods are as follows:

================================================================================
(IN THOUSANDS, EXCEPT PER SHARE DATA)                      1995         1994
--------------------------------------------------------------------------------
  Net sales                                            $2,950,249   $2,602,789
  Net income (loss)                                       (96,315)      93,876
  Earnings (loss) per share                                 (2.37)        2.51
================================================================================

     In January 1995, the Company acquired the assets of Mining and Industrial Air Conditioning (Pty) Ltd. ("MIAC"), based in Johannesburg, South Africa. MIAC is a design engineering, supplier and service company to the mining and process refrigeration industries, as well as a supplier to air conditioning contractors. The Company also acquired a 50% interest in a joint venture with Compania Roca Radiadores S.A., located in Sabadell, Spain and known as Clima Roca York ("Roca"). Roca manufactures residential and commercial air conditioning products in Spain and distributes air conditioning products throughout Western Europe.

     During the first quarter of 1994, the Company's wholly-owned Italian subsidiary acquired certain assets of Seveso Clima SpA ("Seveso"), an Italian corporation. Seveso, based in Barlassina, Italy, designs, manufactures and supplies air conditioning, heating and air handling equipment to the commercial and residential markets throughout Europe.

     In addition during 1994, the Company acquired a 40,000 square foot manufacturing facility in Bogota, Colombia, which produces unitary air conditioners and fan coils. Also acquired during 1994 was a line of energy-efficient thermal transfer products for the industrial refrigeration industry from Rite Coils, Inc. The manufacturing line for this product was moved to the Company's manufacturing facility in Polo, Illinois.

     Except for the acquisition of Evcon, as to which pro forma information is set forth above, the effect on the Company's results of operations and financial position of the acquisitions and investments described in the preceding paragraphs is not significant.

NOTE 17 - IMPAIRMENT LOSS ON LONG-LIVED ASSETS

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," as of October 1, 1995. In connection therewith, for long-lived assets as to which actual operating cash results or forecasted cash flows indicate that the recoverability of the carrying amount of such assets may be impaired, the Company compared estimated expected future cash flows (undiscounted and without interest charges) identified with each long-lived asset or group thereof, as appropriate, to the carrying amount of such asset or group of assets. For purposes of such comparison, portions of unallocated excess of cost over net assets acquired were attributed to related long-lived assets and identifiable intangible assets, based upon the relative fair values of such assets at acquisition.

     The Company recognized an impairment loss of $244.5 million in 1995 for those long-lived assets or groups of assets where the sum of such estimated expected future cash flows (undiscounted and without interest) was less than the carrying amount of such assets or groups of assets, including attributed portions of unallocated excess cost over net assets acquired. SFAS 121 requires analysis of each item on an individual asset-by-asset basis, where applicable, versus the analysis of the aggregate asset value and aggregate cash flows previously used. The amount of the impairment loss is the excess of the carrying amount of the impaired asset over the fair value of the asset. Generally, fair value represents the Company's expected future cash flows from the use of the asset or group of assets, discounted at a rate commensurate with the risks involved.

NOTE 18 - STOCKHOLDERS' EQUITY

     The 1992 Employee Stock Purchase Plan authorizes the allocation of 1,500,000 shares of stock for the plan. The purchase price of the shares under the purchase plan is 85% of the lower of the fair market value of shares at the beginning of the period or end of the period. No compensation expense is recorded in connection with the plan. In 1996, 1995 and 1994, there were 188,123 shares, 198,481 shares and 211,714 shares, respectively, purchased by employees at a price of $39.95 per share, $31.39 per share and $29.54 per share, respectively.

     During March 1995, the Stockholders approved an amendment to the 1992 Omnibus Stock Plan. The amended and restated 1992 Omnibus Stock Plan authorizes the issuance of up to 3,000,000 shares of the Company's common stock as stock options or restricted share awards, of which up to 3% of the total outstanding shares are available for restricted share awards. The exercise price of stock options granted under this plan are not less than the fair market value of the shares on the date the option is granted. The restricted shares are granted at a price determined by the Board of Directors. In 1996 and 1995, under the 1992 Omnibus Stock Plan, key employees were awarded 2,000 and 22,500 shares, respectively, of restricted stock generally vesting over five years. Accordingly, unearned compensation of $0.9 million was recorded as a charge to equity in 1995 which is being amortized over the vesting period.

     In 1989, the Company adopted a management equity plan whereby restricted stock may be awarded under Executive Stock Agreements and stock options may be granted under the 1989 Stock Option Plan to key employees.

     Changes in the number of shares under the stock option plans are as follows:

==============================================================================================
                                     1996                   1995                  1994
                             --------------------   --------------------  --------------------
                                         WEIGHTED              WEIGHTED              WEIGHTED
                                         AVERAGE               AVERAGE               AVERAGE
                                         EXERCISE              EXERCISE              EXERCISE
                               SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
----------------------------------------------------------------------------------------------
Outstanding, January 1,      1,976,778     $35.14  1,463,522     $31.92  1,060,100     $27.19
 Granted                       818,390      46.91    668,100      38.60    499,500      38.93
 Exercised                    (404,017)     29.97   (138,509)     17.69    (65,738)      5.92
 Canceled                      (25,292)     46.68    (16,335)     35.82    (30,340)     38.43
----------------------------------------------------------------------------------------------
Outstanding, December 31,    2,365,859      39.97  1,976,778      35.14  1,463,522      31.92
==============================================================================================
Exercisable, December 31,    1,551,061     $36.45  1,305,878     $33.37    968,622     $28.32
==============================================================================================
Available, December 31,        389,416             1,184,514               458,779
==============================================================================================

                 (NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)


     The exercise price of options outstanding and those exercised under the stock option plans is $0.24 per share for 1991, $31.75 to $33.75 per share for 1992, $34.25 to $40.00 per share for 1993, $35.75 to $39.00 per share for 1994,
$38.25 to $46.00 per share for 1995, and $46.00 to $54.875 per share for 1996 grants.

     In 1993, the Board of Directors authorized the Company to purchase up to 3,100,000 shares of its Common Stock over the four subsequent years to fund the Company's 1992 Employee Stock Purchase Plan and 1992 Omnibus Stock Plan. The stock purchases were made from time to time in the open market and the authorization expired in August 1996. During 1996, no shares were repurchased under the program. In 1995 and 1994, 500 shares and 320,700 shares, respectively, were purchased under this program.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's other stock option and employee stock purchase plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

================================================================================
                                                            1996       1995
--------------------------------------------------------------------------------
Net earnings (loss) - as reported                        $147,909   $ (96,072)
Net earnings (loss) - pro forma                           137,765    (102,739)
Earnings (loss) per share - as reported                      3.37       (2.36)
Earnings (loss) per share - pro forma                        3.13       (2.53)
================================================================================

     The per share weighted average fair value of the options granted during 1996 and 1995 is estimated as $18.30 and $16.07, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield .1%, volatility of 18.6% and 19.2% in 1996 and 1995, risk-free interest rate of 6.4% and 7.2% in 1996 and 1995, and an expected life of 7 years.

     Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation costs for stock options granted prior to January 1, 1995 is not reflected in the pro forma net income amounts presented above because compensation cost for options granted prior to January 1, 1995 is not considered. The effects of applying SFAS No. 123 for disclosing compensation costs under such pronouncement may not be representative of the effects on reported net income for future years.


NOTE 19 - STATEMENT OF CASH FLOW INFORMATION

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

================================================================================
(IN THOUSANDS)                                    1996        1995       1994
--------------------------------------------------------------------------------
Cash paid during the year for:
 Interest                                       $34,454     $44,000    $30,397
 Income taxes                                    46,683      47,567     48,076
================================================================================

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

  Acquisitions in which liabilities were assumed are as follows:

================================================================================
(IN THOUSANDS)                                    1996        1995       1994
--------------------------------------------------------------------------------
Fair value of assets acquired                  $ 23,336   $ 362,973   $ 86,586
Less cash paid                                  (16,468)   (288,173)   (45,674)
--------------------------------------------------------------------------------
 Liabilities assumed                           $  6,868   $  74,800   $ 40,912
================================================================================

                   SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

===========================================================================================
(IN THOUSANDS,                 FIRST QUARTER  SECOND QUARTER  THIRD QUARTER  FOURTH QUARTER
 EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------------------
1996
 Net sales                          $728,165        $861,662       $787,303       841,404
 Gross profit                        153,222         194,397        168,817       169,421
 Net income                           23,965          45,853         38,839        39,252
 Earnings per common share               .55            1.05            .88           .89
1995
 Net sales                          $604,304        $775,034       $718,956       831,654
 Gross profit                        130,082         174,262        153,753       171,282
 Net income (loss)                    18,780          35,553         29,950      (180,355) /(a)/
 Earnings (loss) per common share        .50             .91            .70         (4.22) /(a)/
===========================================================================================

/(a)/ After the impairment loss recorded in the fourth quarter
      (see note 17 to the consolidated financial statements)

TRADING AND DIVIDEND INFORMATION

===================================================================================
                                                                      Dividends
                                             High            Low       Declared
-----------------------------------------------------------------------------------
1996
 Fourth quarter                            $ 56 1/4       $ 47 3/8         $.09
 Third quarter                               51 7/8         44 3/4          .09
 Second quarter                              53 5/8         46 3/4          .09
 First quarter                               49 5/8         44 5/8          .09
1995
 Fourth quarter                            $ 47 1/8       $ 40 1/8         $.06
 Third quarter                               48 1/2         41 3/8          .06
 Second quarter                              45 1/4         38 1/8          .06
 First quarter                               39 3/4         34 1/8          .06
===================================================================================

                            DIRECTORS AND OFFICERS


BOARD OF DIRECTORS

MALCOLM W. GAMBILL

     Retired Chairman and Chief Executive Officer of Harsco Corporation Member of the Compensation Committee

ROBERT F. B. LOGAN

     Retired Chairman and Chief Executive Officer of Banc One Arizona
      Corporation
     Member of the Compensation Committee

GERALD C. MCDONOUGH

     Private Business Consultant
     Retired Chairman and Chief Executive Officer of Leaseway Holdings, Inc. Chairman of the Audit Committee

ROBERT N. POKELWALDT

     Chairman of the Board, President and Chief Executive Officer

DONALD M. ROBERTS

     Retired Vice Chairman and Treasurer of United States Trust Company of New
      York and its parent, U.S. Trust Corporation
     Member of the Audit Committee

JAMES A. URRY

     Vice President of Citicorp Venture Capital, Ltd.
     Member of the Compensation Committee

JOHN E. WELSH, III

     Vice Chairman of Mobile Telecommunications Technologies Corporation Member of the Audit Committee

WALTER B. WRISTON

     Private Business Consultant
     Retired Chairman and Chief Executive Officer of Citicorp
     Chairman of the Compensation Committee

OFFICERS

ROBERT N. POKELWALDT

     Chairman of the Board, President and Chief Executive Officer

SCOTT J. BOXER

     Vice President, and President of Unitary Products Group

JOSEPH D. SMITH

     Vice President, and President of Airside Products Group

PETER C. SPELLAR

     Vice President, and President of Applied Systems Group

THOMAS D. WASHBURNE, JR.

     Vice President, and President of International Business Group

MICHAEL R. YOUNG

     Vice President, and President of Bristol Compressors

DEAN T. DUCRAY

     Vice President and Chief Financial Officer

JANE G. DAVIS

     Vice President, Secretary and General Counsel

WAYNE J. KENNEDY

     Vice President, Human Resources

VICTOR R. MCCLOSKEY

     Vice President, Corporate Development

JAMES P. CORCORAN

     Treasurer

C. DAVID MYERS

     Controller

INVESTOR AND STOCKHOLDER INFORMATION

STOCKHOLDER INQUIRIES

     Questions concerning your account, dividend payments, address changes, consolidation of duplicate accounts, lost certificates and related matters should be addressed to York International Corporation's transfer agent:

     Chase Mellon Shareholder Services, L.L.C.
     85 Challenger Road
     Ridgefield Park, NJ 07660
     1-800-851-9677
     http://www.cmssonline.com

DIVIDEND POLICY

     The declaration and payment of quarterly dividends is made at the discretion of York's board of directors. The dividend is reviewed by the board quarterly. York has paid quarterly dividends on its common shares without interruption and has increased the dividend each year since going public in 1991.

DIRECT DEPOSIT OF DIVIDENDS

     Stockholders who would like their dividends directly deposited in a U.S. bank account should contact the transfer agent at the above address for an enrollment form.

DIVIDEND REINVESTMENT PROGRAM

     An automatic dividend reinvestment plan is available to all stockholders of record. Dividends can be automatically reinvested in York common stock. Participants also may add cash for the purchase of additional shares. For more information, contact Chase Mellon Shareholder Services, L.L.C. at (800) 758-5804.

INVESTOR RELATIONS PROGRAM

     York International has an active investor relations program directed to both individual and institutional investors. The Company's investor relations mission is to maintain an ongoing awareness of the Company's performance among its stockholders and the financial community. The Company welcomes inquiries from its investors, large or small, as well as from members of the financial community. For further information, contact:

     Investor Relations Department
     York International Corporation
     P.O. Box 1592 - 364M
     York, PA 17405-1592
     (717) 771-7890 Telephone
     (717) 771-7440 Facsimile

ABOUT YORK'S SHAREHOLDERS

     At year-end, the Company had approximately 4,500 registered shareholders. Approximately 22% of the Company shares are held by individual investors. The Company shares were also held by about 150 institutions. At year-end, there were approximately 4,500 employee shareholders participating in the York International Employee Stock Purchase Plan, for an estimated 30% enrollment of eligible employees.

CORPORATE DATA

CORPORATE OFFICES

Street Address:

     York International Corporation
     631 South Richland Avenue
     York, PA 17403

Mailing Address:

     York International Corporation
     P.O. Box 1592
     York, PA 17405
     Telephone: (717) 771-7890
     Facsimile: (717) 771-7440

ADDITIONAL INFORMATION

     Stockholder, financial and other information about York is available from several sources. The Company's 10K Report, 10Q and Quarterly Reports to Stockholders are available through the company's automated telephone system by dialing: (717) 771-7409.

     You can also request these publications by writing:

     Stockholder Relations
     York International Corporation
     P.O. Box 1592-364M
     York, PA 17405-1592
     (717) 771-7381 Facsimile

     York news releases, including earnings announcements, are available by fax 24 hours a day through Company News On-Call at (800) 758-5804. The York extension is 992638.

     You can access financial and other information, such as quarterly press releases on earnings and product announcements, through the Internet. To connect to York's World Wide Web page, set your browser software to: http://www.york.com

STOCK EXCHANGE LISTING

     The New York Stock Exchange

STOCK TRADING SYMBOL

     YRK

                                                                        03/14/97






                        YORK INTERNATIONAL CORPORATION


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS




     The undersigned hereby appoints Jane G. Davis and Dean T. DuCray, or either of them, the proxy of proxies of the undersigned with full powers of substitution, to vote all shares of stock of Common Stock of York International Corporation held of record by the undersigned at the close of business on March 12, 1997 at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 1, 1997 at 10:00 a.m., Eastern time, and at any adjournment or adjournments thereof, upon the following matters set forth on the reverse side.


                 PLEASE MARK YOUR CHOICE IN BLUE OR BLACK INK
               PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                        USING THE ACCOMPANYING ENVELOPE

      Please mark
[X]   votes as in
      this example

If properly executed, the shares represented by this proxy will be voted in the manner directed herein by the undersigned stockholder, or to the extent directions are not given, such shares will be voted FOR each of the nominees and each other proposal.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW AND A VOTE "FOR" PROPOSALS 2 AND 3.

1.   ELECTION OF DIRECTORS.

     Nominees:  Robert N. Pokelwaldt, Malcolm W. Gambill, Robert F.B. Logan,
                Gerald C. McDonough, Donald M. Roberts, James A. Urry, John E. Welsh, III, and Walter B. Wriston

     FOR ALL              WITHHOLD
[_]  NOMINEES        [_]  AUTHORITY FOR
     LISTED               ALL NOMINEES
     (EXCEPT AS           LISTED
     INDICATED)

To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


---------------------------------





2.  APPROVAL OF THE COMPANY'S AMENDED AND       FOR       AGAINST      ABSTAIN
    RESTATED 1992 OMNIBUS STOCK PLAN
                                                [_]         [_]          [_]

3.  RATIFICATION OF APPOINTMENT OF KPMG         [_]         [_]          [_]
    PEAT MARWICK LLP AS INDEPENDENT
    ACCOUNTANTS

4.  IN THEIR DISCRETION, THE PROXIES ARE        [_]         [_]          [_]
    AUTHORIZED TO VOTE UPON SUCH OTHER
    BUSINESS AS MAY PROPERLY COME BEFORE
    THE MEETING OR ANY ADJOURNMENT
    THEREOF


         NEW ADDRESS                       MARK HERE
                                          FOR ADDRESS
----------------------------               CHANGE AND       [_]
                                        NOTE SUCH CHANGE
----------------------------                AT LEFT

----------------------------


                  PLEASE DO NOT FOLD OR PERFORATE THIS PROXY



Please sign exactly as your name or names appear. Persons acting in a fiduciary capacity should so indicate. PLEASE NOTE any change of address and supply any missing Zip Code number.




Signature:                              Date:
          -------------------------          ---------------------------


Signature:                              Date:
          -------------------------          ---------------------------